UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held in the Fifth Avenue Conference Room at our principal executive offices located at 901 Fifth Avenue, Seattle, Washington 98164 on Tuesday, June 12, 2018, at 3:00 p.m. Pacific Time for the following purposes:

1.    To vote on the election of eight directors, each to serve a one-year term;

2.    To vote, on an advisory and non-binding basis, to approve the compensation of our Named Executive Officers; and

3.    To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2018.

The shareholders will also act on any other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the scheduled time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Only shareholders of record on April 6, 2018, the record date for the Annual Meeting, are entitled to the notice of, and to vote on, these matters.

We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,
Peter J. Ungaro
President and Chief Executive Officer
Seattle, Washington
April 20, 2018

PROXY STATEMENT
TABLE OF CONTENTS

Page
Information About the Annual Meeting and Voting	1
Our Common Stock Ownership	7
Section 16(a) Beneficial Ownership Reporting Compliance	9
The Board of Directors	10
Corporate Governance Principles	10
Independence	10
Meetings and Attendance	10
The Committees of the Board	11
Board Leadership Structure	12
Board’s Role in Risk Oversight	12
Risk Considerations in Our Compensation Program	13
Director Attendance at Annual Meetings	13
Shareholder Communications, Director Candidate Recommendations, and Nominations and Other Shareholder Proposals	14
Compensation of Directors	15
Director Compensation for 2017	16
Executive Officers	18
Compensation of the Executive Officers	20
Compensation Discussion and Analysis	20
Compensation Committee Report	30
Compensation Tables	31
CEO Pay Ratio	43
Compensation Committee Interlocks and Insider Participation	43
Transactions With Related Persons	44
Report of the Audit Committee of the Board of Directors	45
Discussion of Proposals Recommended by the Board	47
Proposal 1: To Elect Eight Directors Each to Serve a One-Year Term	47
Proposal 2: Advisory and Non-Binding Vote on the Compensation of Our Named Executive Officers	50
Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018	50
Other Business – Discretionary Authority	52

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote via the Internet or by telephone or, if this Proxy Statement was mailed to you, sign, date and return the enclosed proxy card.

If you wish to return the proxy card by mail, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting via the Internet or by telephone or by sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so, as you may revoke your earlier vote.

Important Notice Regarding the Availability of Proxy Materials for Cray’s Annual Meeting of Shareholders on June 12, 2018

The Cray Inc. Notice and Proxy Statement for the 2018 Annual Meeting of Shareholders
and the 2017 Annual Report to Shareholders are available online at https://materials.proxyvote.com/225223 and www.cray.com/proxy

CRAY INC.
901 Fifth Avenue, Suite 1000
Seattle, WA 98164

PROXY STATEMENT FOR ANNUAL
MEETING OF SHAREHOLDERS
to be Held at:
901 Fifth Avenue, Fifth Avenue Conference Room
Seattle, WA 98164
June 12, 2018
3:00 p.m. Pacific Time

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:
The Board of Directors of Cray Inc. (Cray or the Company) has made these materials available to you via the Internet or has delivered printed versions of these materials to you by mail on or about April 20, 2018, in connection with its solicitation of proxies for use at our 2018 annual meeting of shareholders (2018 Annual Meeting or Annual Meeting), which will take place on Tuesday, June 12, 2018, at 3:00 p.m. Pacific Time, in the Fifth Avenue Conference Room at our corporate headquarters located at 901 Fifth Avenue, Seattle, Washington 98164. For a map and directions to our corporate headquarters, see our website, www.cray.com, under “Contact.” The contents of our website are not incorporated by reference into this Proxy Statement or our other SEC reports and filings.

Q:	What is included in these materials?

A:	These materials include:

•	Our Notice of the 2018 Annual Meeting and our Proxy Statement, which summarize the information regarding the matters to be voted on at the Annual Meeting;

•	Our 2017 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and audited consolidated financial statements for the year ended December 31, 2017; and

•	The proxy card, if you requested printed versions of these materials by mail, or an electronic voting form, if you are viewing these materials via the Internet.

Q:	What items will be voted on at the 2018 Annual Meeting?

A:	There are three known matters that will come before the shareholders at the 2018 Annual Meeting:

•	The election of eight directors to the Board of Directors, each to serve a one-year term;

•	The advisory and non-binding vote on the compensation of our Named Executive Officers; and

•	The ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2018.
It is possible that other business may come before the Annual Meeting, although we currently are not aware of any such matters.

Q:	What are the voting recommendations of our Board?

A:
Our Board of Directors recommends that you vote your shares “FOR” each of the named nominees to the Board; “FOR” the approval of the compensation of our Named Executive Officers; and “FOR” the ratification of the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2018. In this Proxy Statement, the terms the Board of Directors, the Board, or our Board refer to the Board of Directors of Cray. None of the directors have any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated. None of the executive officers have any substantial interest in any matter to be acted upon, other than to the extent that the Board will consider the results of the non-binding advisory vote with respect to making determinations about the compensation of our Named Executive Officers.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
As permitted by the U.S. Securities and Exchange Commission (SEC), we are making this Proxy Statement and the Annual Report available via the Internet. On or about April 20, 2018, we mailed a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders as of the record date and certain beneficial owners. We then posted this Proxy Statement and the Annual Report on the Internet at https://materials.proxyvote.com/225223 and www.cray.com/proxy. The Notice contains instructions on how to access this Proxy Statement and the Annual Report and to vote online.

Q:	Why did I receive a full set of proxy materials rather than the Notice?

A:
We are providing shareholders who have previously requested to receive paper copies of the proxy materials and our shareholders who are participants in the Cray 401(k) Savings Plan (Cray 401(k) Plan) paper copies of the proxy materials instead of the Notice.

Q:	Who may vote at the Annual Meeting?

A:
If you owned shares of our common stock at the close of business on April 6, 2018, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 40,645,003 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock owned by you on the record date.

Q:	What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner of shares held in street name?

A:
Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, Computershare Inc. (Computershare), then you are considered the shareholder of record with respect to those shares and we sent the Notice or proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name. If you have shares held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record with respect to those shares for the purpose of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

Q:	How can I vote?

A:	You may vote via the Internet, by telephone, by returning an enclosed proxy card if one was sent to you, or by voting in person at the Annual Meeting.

Q:	How do I vote via the Internet or by telephone?

A:	If You Are a Shareholder of Record:
If your shares are registered directly in your name, you may vote via the Internet or by telephone through services offered by Broadridge Financial Solutions, Inc. (Broadridge). If you received the Notice, then go to the website referred to on the Notice. If you received a full set of proxy materials in the mail, then go to the website or call the telephone number referred to on the proxy card. Please have the Notice or proxy card in hand when going online or calling, and follow the instructions on the form you are using.
You may vote via the Internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time, on Monday, June 11, 2018, the day before the Annual Meeting.

If you requested printed copies of the proxy materials, you may also vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed self-addressed envelope (postage-free in the United States). We need to receive the signed proxy card by the time of the Annual Meeting.
If You Are a Beneficial Owner of Shares Held in Street Name:
A number of brokerage firms, banks, broker-dealers, or other similar organizations participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program for shares registered directly in the name of the shareholder. If your shares are held in an account at an organization participating in this program, then you may vote those shares by using the website or calling the telephone number referenced on the instructions provided by that organization. Similarly, if you received printed copies of the proxy materials through your broker, bank, or other similar organization, then you may vote by completing and signing the voting form and mailing it to that organization in the self- addressed envelope it provided.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or by telephone or you sent in your proxy card and wish to revote, you may do so by following one of these procedures:

•	Vote again via the Internet or by telephone;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

•	Attend the Annual Meeting and vote in person.
We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) Plan account?

A:
Shares of our common stock held in the Cray 401(k) Plan are registered in the name of the Trustee of the Cray 401(k) Plan, Fidelity Management Trust Company. Under the Cray 401(k) Plan, participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the Cray 401(k) Plan can be voted by submitting voting instructions via the Internet, by telephone, or by mailing your proxy card. Voting of shares held in the Cray 401(k) Plan must be completed by 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time on Thursday, June 7, 2018. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.
The Trustee will cast votes for shares in the Cray 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:
If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.

Q:	What happens if I do not give specific voting instructions?

A:
Shareholders of Record. If you are a shareholder of record and you indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to all other matters properly presented for a vote at the Annual Meeting, including without limitation whether to postpone or adjourn the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, then under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters.
If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, then the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Please provide voting instructions to the organizations that hold your shares by carefully following their instructions.

Q:	Which ballot measures are considered “discretionary” or “non-discretionary”?

A:
Proposal 1 (election of eight directors) and Proposal 2 (advisory and non-binding vote on the compensation of our Named Executive Officers) are each “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, then your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes will have no effect on the outcome of Proposal 1 or Proposal 2 since broker non-votes are not considered entitled to vote on such proposals. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is considered a “discretionary” item and your broker may vote on this proposal.

Q:	How are abstentions treated?

A:
Abstentions are counted for purposes of determining whether a quorum is present. For Proposal 1 (election of eight directors), a director nominee will be elected if the number of votes cast in favor of that director exceeds the number of votes cast against. For Proposal 2 (advisory and non-binding vote on the compensation of our Named Executive Officers) and Proposal 3 (ratification of independent registered public accounting firm), each proposal will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions are not treated as votes cast affirmatively or negatively and therefore will have no effect on the outcome of Proposal 1, Proposal 2, or Proposal 3.

Q:	What is the quorum requirement for the Annual Meeting?

A:
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A.	Proposal 1: To Elect Eight Directors, Each to Serve a One-Year Term.
We have adopted a majority voting standard for the election of directors in non-contested elections. A director nominee will be elected if the number of shares cast in favor of that director’s election exceeds the number of votes cast against, assuming the presence of a quorum. If a director nominee who is an incumbent does not receive the requisite vote, that director’s term will end on the earliest of (i) the date on which the Board appoints an individual to fill the office held by that director, (ii) the date of the director’s resignation, or (iii) 90 days after the date on which the voting results of the election are certified.
Proposal 2: Advisory and Non-Binding Vote to Approve the Compensation of Our Named Executive Officers.
To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote, do not instruct your broker how to vote, or abstain from voting, your vote will not have any effect on the outcome of the advisory vote, assuming the presence of a quorum.

Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018.
To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote or if you abstain from voting, it will have no effect on this proposal, assuming the presence of a quorum.

Q:	Who will count the votes?

A:	Representatives of Broadridge will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:
We keep all the proxies, ballots, and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. Our Inspector of Elections will not disclose your vote to our management unless it is necessary to meet legal requirements. Our Inspector of Elections will forward to our management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:
We will pay all the costs of soliciting these proxies. In addition to soliciting proxies by distributing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, by mail, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, and other similar organizations for the expenses they incur in forwarding the proxy materials to you.

Q:	Can I view future proxy statements, annual reports, and other documents via the Internet and not receive any paper copies through the mail?

A:	Yes. If you wish to view future proxy statements, annual reports, and other documents only via the Internet and you are a:
Shareholder of Record: Please visit the Broadridge Investor E-Connect proxy delivery preferences webpage, www.proxyvote.com, enter your voter control number found on your Notice or proxy card, and follow the instructions for obtaining your documents electronically, or telephone Broadridge at 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.
Beneficial Owner of Shares Held in Street Name: Please visit the Broadridge Investor E-Connect webpage, www.proxyvote.com, and follow the instructions at that site, or telephone Broadridge at 1-800-579-1639, or send an email to: sendmaterial@proxyvote.com.
Please have the Notice or proxy card in hand when accessing these sites or telephoning. Your election to view these documents via the Internet will remain in effect until you revoke it. If you so elect, then next year you would receive an email with instructions containing links to those materials and to the proxy voting site. Please be aware that if you choose to access these materials via the Internet, then you may incur Internet access charges for which you will be responsible.

Q:	How do I receive paper copies of the proxy materials, if I so wish?

A:
The Notice contains instructions about how to elect to obtain paper copies of the proxy materials. Your election will remain in effect until you revoke it. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Q:	I received multiple copies of the Notice and/or proxy materials. What does that mean and can I reduce the number of copies that I receive?

A:	This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards and Notices that you receive.

If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name. The contact information for our transfer agent is set out below in the next Q and A.
If you own shares through a brokerage firm, bank, or other organization holding your shares in “street name,” we have implemented “householding,” a process that reduces the number of copies of the proxy materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank, or other similar organization. As a result of householding, only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If you hold your shares in “street name” and would like to start householding, or if you participate in householding and would like to receive a separate Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, please call 1-866-540-7095 and provide the name of your broker, bank, or other similar organization and your account number(s), or contact Zanne Rhyder, at Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.
Unfortunately, householding is only possible for shares held through the same brokerage firm, bank, or other similar organization. Thus, you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials via the Internet. See “Can I view future proxy statements, annual reports, and other documents via the Internet and not receive any paper copies through the mail?” above.
We will deliver, promptly upon written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such materials has been delivered.

Q:	What if I have lost or cannot find my stock certificates, need to change my account name, have moved and need to change my mailing address, or have other questions about my Cray stock?

A:
You may contact our transfer agent, Computershare, by calling: 877-522-7762 (for foreign investors, 201-680-6578), 800-490-1493 (TDD for hearing-impaired in the United States) or 781-575-2394 (TDD for foreign investors), visiting its website at www.computershare.com/investor or writing to Computershare Inc. Shareholder Relations, P.O. Box 505000, Louisville, KY 40233.

Q:	How can I find the voting results of the Annual Meeting?

A:
The voting results will be announced at the Annual Meeting. We will also report the voting results in a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or about your ownership of our common stock, please contact Zanne Rhyder at (206) 701-2000.

OUR COMMON STOCK OWNERSHIP
The following table shows, as of April 6, 2018, the number of shares of our common stock beneficially owned by the following persons:

•	All persons we know to be beneficial owners of at least 5% of our common stock;

•	Our directors;

•	Our Named Executive Officers for 2017; and

•	All current directors and executive officers as a group.
As of April 6, 2018, there were 40,645,003 shares of our common stock outstanding.

Name and Address (1)	Common Shares Owned	Restricted Stock Units Vesting and Options Exercisable Within 60 Days	Total Beneficial Ownership (2)		Percentage
5% Shareholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,161,521	—	5,161,521	(3)	12.7%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	4,872,068	—	4,872,068	(4)	12.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,826,657	—	3,826,657	(5)	9.4%

Mairs and Power, Inc. 332 Minnesota Street W-1520 First National Bank Building St. Paul, MN 55101	2,670,857	—	2,670,857	(6)	6.6%

Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, TX 78746	2,461,589	—	2,461,589	(7)	6.1%

Independent Directors
Prithviraj Banerjee	10,630	20,000	30,630	(8)	*
Catriona M. Fallon	—	20,000	20,000	(9)	*
Stephen C. Kiely	23,286	—	23,286	(10)	*
Sally G. Narodick	45,741	—	45,741		*
Daniel C. Regis	48,641	—	48,641	(11)	*
Max L. Schireson	8,512	20,000	28,512	(12)	*
Brian V. Turner	6,286	20,000	26,286	(13)	*

Named Executive Officers
Peter J. Ungaro	265,650	604,998	870,648	(14)	2.1%
Brian C. Henry	60,469	148,165	208,634	(15)	*
Charles A. Morreale	57,386	53,998	111,384	(16)	*
Efstathios Papaefstathiou	5,421	17,500	22,921	(17)	*
Michael C. Piraino	42,959	138,568	181,527	(18)	*
All current directors and executive officers as a group (13 persons)	594,364	1,101,602	1,695,966		4.1%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, all addresses are c/o Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.

(2)
Unless otherwise indicated in these footnotes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group that may be exercised on April 6, 2018, or within 60 days thereafter.

(3)
The information under the column “Common Shares Owned” with respect to BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 19, 2018, regarding beneficial ownership as of December 31, 2017. In that Schedule 13G/A, BlackRock, Inc. reported beneficial ownership of 5,161,521 shares, with sole voting power of 5,075,768 shares, without shared voting power, sole dispositive power of 5,161,521 shares, and without shared dispositive power.

(4)
The information under the column “Common Shares Owned” with respect to Capital Research Global Investors is based on a Schedule 13G/A filed with the SEC on February 14, 2018, regarding beneficial ownership as of December 31, 2017. In that Schedule 13G/A, Capital Research Global Investors reported beneficial ownership of 4,872,068 shares, with sole voting power of 4,872,068 shares, without shared voting power, sole dispositive power of 4,872,068 shares, and without shared dispositive power.

(5)
The information under the column “Common Shares Owned” with respect to The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 9, 2018, regarding beneficial ownership as of December 31, 2017. In that Schedule 13G/A, The Vanguard Group reported beneficial ownership of 3,826,657 shares, with sole voting power of 45,800 shares, with shared voting power of 6,800 shares, sole dispositive power of 3,778,257 shares, and with shared dispositive power of 48,400 shares.

(6)
The information under the column “Common Shares Owned” with respect to Mairs and Power, Inc. is based on a Schedule 13G/A filed with the SEC on February 14, 2018, regarding beneficial ownership as of December 31, 2017. In that Schedule 13G/A, Mairs and Power, Inc. reported beneficial ownership of 2,670,857 shares, with sole voting power of 2,033,835 shares, without shared voting power, sole dispositive power of 2,670,857 shares, and without shared dispositive power.

(7)
The information under the column “Common Shares Owned” with respect to Dimensional Fund Advisors LP is based on a Schedule 13G filed with the SEC on February 9, 2018, regarding beneficial ownership as of December 31, 2017. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, Dimensional) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional Fund Advisors LP holds sole voting power as to 2,354,933 shares and sole dispositive power of 2,461,589 shares.

(8)	Represents (i) 10,630 shares held by Mr. Banerjee, and (ii) 20,000 options exercisable within 60 days of April 6, 2018.

(9)	Represents 20,000 options exercisable by Ms. Fallon within 60 days of April 6, 2018.

(10)
Represents (i) 6,286 shares held by Mr. Kiely, and (ii) 17,000 shares held by the Stephen C. Kiely Trust dtd 5/17/05. Mr. Kiely is one of the trustees of the Stephen C. Kiely Trust dtd 5/17/05 and has voting and dispositive power over the shares held by the Stephen C. Kiely Trust dtd 5/17/05.

(11)
Represents (i) 6,286 shares held by Mr. Regis, and (ii) 42,355 shares held by Regis Investments, L.P. Mr. Regis is the general partner of Regis Investment L.P. and has voting and dispositive power over the shares held by Regis Investment, L.P.

(12)	Represents (i) 8,512 shares held by Mr. Schireson, and (ii) 20,000 options exercisable within 60 days of April 6, 2018.

(13)	Represents (i) 6,286 shares held by Mr. Turner, and (ii) 20,000 options exercisable within 60 days of April 6, 2018.

(14)
Represents (i) 262,207 shares held by Mr. Ungaro, (ii) 3,443 shares held in the Cray 401(k) Plan, (iii) 565,498 options exercisable within 60 days of April 6, 2018, and (iv) 39,500 shares of restricted stock units that are expected to vest within 60 days of April 6, 2018.

(15)
Represents (i) 60,469 shares held by Mr. Henry, (ii) 130,915 options exercisable within 60 days of April 6, 2018, and (iii) 17,250 shares of restricted stock units that are expected to vest within 60 days of April 6, 2018.

(16)
Represents (i) 55,327 shares held by Mr. Morreale, (ii) 2,059 shares held in the Cray 401(k) Plan, (iii) 44,498 options exercisable within 60 days of April 6, 2018, and (iv) 9,500 shares of restricted stock units that are expected to vest within 60 days of April 6, 2018.

(17)
Represents (i) 5,421 shares held by Dr. Papaefstathiou, (ii) 8,750 options exercisable within 60 days of April 6, 2018, and (iii) 8,750 shares of restricted stock units that are expected to vest within 60 days of April 6, 2018.

(18)
Represents (i) 42,384 shares held by Mr. Piraino, (ii) 575 shares held in the Cray 401(k) Plan, (iii) 127,818 options exercisable within 60 days of April 6, 2018, and (iv) 10,750 shares of restricted stock units that are expected to vest within 60 days of April 6, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires that our directors, executive and other specified officers, and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.
We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based solely on this review, we believe that all of the reporting persons complied with their filing requirements for 2017, except as follows: Brian C. Henry filed one late Form 4 transaction to report the forfeiture of unvested performance-based restricted stock; Charles A. Morreale filed one late Form 4 transaction to report the forfeiture of unvested performance-based restricted stock; Michael C. Piraino filed one late Form 4 transaction to report the forfeiture of unvested performance-based restricted stock; and Peter J. Ungaro filed one late Form 4 transaction to report the forfeiture of unvested performance-based restricted stock.

THE BOARD OF DIRECTORS
The Board of Directors oversees our business and affairs and monitors the performance of our management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel, outside auditors, and compensation consultants), by reading the reports and other materials that we send them regularly, and by participating in Board and Committee meetings.
Corporate Governance Principles
The goals of our Board are to build long-term value for our shareholders and to ensure our vitality for our customers, employees, and others who depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound, and represent best practices. To this end, we have established the following:

•	A Code of Business Conduct that sets forth our ethical principles and applies to all of our directors, officers, and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•	A Related Person Transaction Policy that applies to all of our directors, officers, and employees;

•	Charters for our Audit, Compensation, Corporate Governance, and Strategic Technology Assessment Committees; and

•	A confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies, and other matters.
Under our Corporate Governance Guidelines and the applicable Committee charters, each director has complete access to our management, and the Board and each Committee have the right to consult and retain independent legal counsel, accountants, and other advisers at our expense. All of the foregoing documents are available via the Internet at our website at www.cray.com under “Company – Investors – Corporate Governance.” To satisfy the disclosure requirements of item 5.05 of Form 8-K, we will post on this website any amendments to the Code of Business Conduct or waivers of the Code of Business Conduct for directors and executive officers.
We periodically review our governance practices against requirements of the SEC, the listing standards of The Nasdaq Global Market (Nasdaq), the laws of the state of Washington, and practices suggested by recognized corporate governance authorities. In 2017, we engaged an independent third-party to help conduct a self-evaluation process for each of our directors and the Board, a practice which we generally undertake approximately every other year.
Independence
As of April 20, 2018, our Board has eight members. The Board has determined that all of our directors serving on our Board as of April 20, 2018, except for Mr. Ungaro, our President and Chief Executive Officer, meet the Nasdaq and SEC standards for independence and that all members of the Audit Committee meet the heightened independence standards required for Audit Committee members under Nasdaq and SEC standards. Only independent directors may serve on our Audit, Compensation, and Corporate Governance Committees.
As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. As of April 20, 2018, seven of our eight directors were considered independent and one member of our management, Mr. Ungaro, our President and Chief Executive Officer, was on the Board.
In determining the independence of our directors, the Board affirmatively decides whether a non-management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In making that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses from each director in an annual questionnaire, and reviews the applicable standards with each Board member.
Meetings and Attendance
During 2017, the Board met thirteen times and the Board’s standing committees held a total of 25 meetings. The rate of attendance in 2017 for all directors at Board and Committee meetings was 97%.

The non-management directors meet in executive sessions of the Board on a regular basis, generally at the beginning and at the end of each scheduled quarterly Board meeting and at other times as needed. In addition, the Board committees meet periodically without members of our management present.
The Committees of the Board
The Board has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Strategic Technology Assessment Committee as standing committees of the Board. None of the directors who serve as members of these Committees is, or has ever been, one of our employees.
Audit Committee
The current members of the Audit Committee are Mr. Regis (Chair), Ms. Narodick, and Mr. Turner. The Audit Committee and the Board have determined that each individual who currently is, and who in 2017 was, a member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Messrs. Regis and Turner are each an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee met nine times during 2017. As noted above, the Audit Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Audit Committee assists the Board in fulfilling its responsibility for oversight of:

•	The quality and integrity of our accounting and financial reporting processes and the audits of our consolidated financial statements;

•	The qualifications and independence of the independent registered public accounting firm engaged to issue an audit report on our consolidated financial statements;

•	The performance of our systems of internal controls and disclosure controls;

•	The review and approval or ratification of “related person transactions” under our Related Person Transaction Policy; and

•	Our procedures for legal and regulatory compliance, risk assessment, and business conduct standards.
The Audit Committee reviews all reports submitted on our anonymous, confidential reporting system and is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating, and replacing any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us. See “Discussion of Proposals Recommended by the Board – Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018 – Audit Committee Pre-Approval Policy” below.
The report of the Audit Committee regarding its review of the consolidated financial statements and other matters is set forth below.
Compensation Committee
The current members of the Compensation Committee are Mr. Schireson (Chair), Mr. Kiely, and Mr. Turner. The Compensation Committee and the Board have determined that each individual who currently is, and who in 2017 was, a member of the Compensation Committee is “independent” as that term is defined in Nasdaq rules and regulations, an “outside director” within the meaning of Section 162(m) of the IRC, and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee met six times during 2017. As noted above, the Compensation Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Compensation Committee assists the Board in fulfilling its responsibilities for the oversight of:

•	Our compensation policies, plans, and benefit programs;

•	The compensation of the Chief Executive Officer and other executive officers;

•	The administration of our cash- and equity-based compensation plans; and

•	Evaluation and mitigation of potential risks related to our compensation policies.
See “Compensation of the Executive Officers – Compensation Discussion and Analysis” for further information regarding the Compensation Committee and its actions with respect to senior officer compensation. The Compensation Committee’s Report on the Compensation Discussion and Analysis and related matters is set forth below.

Corporate Governance Committee
The current members of the Corporate Governance Committee are Mr. Kiely (Chair), Ms. Narodick, and Mr. Regis. The Corporate Governance Committee and the Board have determined that each individual who currently is, and who in 2017 was, a member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee met five times during 2017. As noted above, the Corporate Governance Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Corporate Governance Committee has the responsibility to:
•Develop and recommend to the Board a set of corporate governance guidelines;
•Recommend qualified individuals to the Board for nomination as directors;

•	Review the compensation of Board members and recommend to the full Board changes to Board compensation as appropriate to attract and retain qualified directors;
•Lead the Board in its annual review of the Board’s performance; and
•Recommend directors to the Board for appointment to Board Committees.
See “Shareholder Communications, Director Candidate Recommendations and Nominations, and Other Shareholder Proposals” below regarding the Corporate Governance Committee’s processes for evaluating potential Board members and how shareholders can nominate director candidates, propose matters to come before the shareholders, and communicate with the Board.
Strategic Technology Assessment Committee
The current members of the Strategic Technology Assessment Committee are Dr. Banerjee (Chair), Ms. Fallon, and Mr. Schireson. Mr. Martin Homlish, a former director of our Board, resigned from the Strategic Technology Assessment Committee in connection with his resignation from the Board in October 2017. Ms. Fallon was appointed to the Strategic Technology Assessment Committee on February 22, 2018. The Strategic Technology Assessment Committee and the Board have determined that each individual who currently is, and who in 2017 was, a member of the Strategic Technology Assessment Committee is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this Committee. The Strategic Technology Assessment Committee met five times during 2017. As noted above, the Strategic Technology Assessment Committee’s charter is available at www.cray.com under “Company – Investors – Corporate Governance.” The Strategic Technology Assessment Committee has the responsibility to:

•	Assist the Board in its oversight of our technology strategy and product plans; and

•	Assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.
From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.
Board Leadership Structure
We separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, our Chief Executive Officer, regarding agenda items for Board meetings, chairs executive sessions of the Board’s independent directors, provides feedback and mentoring to the Chief Executive Officer on behalf of the independent directors, and performs such other duties as the Board deems appropriate. We believe that this structure is currently appropriate given the experience of Mr. Kiely, both outside of his service with us and as a member of our Board, and the operational efficiencies that currently result from separating the roles. However, we believe that it is in the best interests of our shareholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman of the Board or Chief Executive Officer or at other times, based in each case on the relevant facts and circumstances applicable at that time.
Board’s Role in Risk Oversight
The Board’s role in our risk oversight process includes receiving regular reports from members of our senior management on areas of material risk to us, including competitive, economic, operational, financial, legal and regulatory, and strategic and reputational risks. We also utilize a formal Enterprise Risk Management system (ERM System) to assist us in tracking and mitigating risks. In addition to periodic review, evaluation, and modification of risks maintained in the ERM System by management, we provide periodic reports of risks tracked in the ERM System to the Audit Committee. The Audit Committee receives these reports from the management personnel principally responsible for identifying, managing, and mitigating a particular area of risk within the organization to enable it to understand our risk identification, risk management, and risk mitigation strategies. When the Audit Committee receives the report, the chairman of the Audit Committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting, which enables the Board and the Audit Committee to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.
Risk Considerations in Our Compensation Program
Our Compensation Committee discussed the concept of risk as it related to our 2017 compensation program. The Compensation Committee engaged an independent compensation consultant, Mercer (US) Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer), to assess the risks of our 2017 compensation program. The Compensation Committee does not believe our 2017 compensation program encouraged excessive or inappropriate risk-taking for the following reasons:

•	Base salaries are consistent with our employees’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•
The determination of cash incentive awards is based on a review of two key Company performance measures, described under “Compensation Discussion and Analysis – 2017 Compensation Determinations,” linked in a matrix format ensuring accountability and line of sight to executives and their employees in driving business success. Our cash incentive plans for 2017 include specific caps on the target awards, which limits the incentive for excessive risk-taking by our employees;

•	Long-term equity compensation programs are designed to reward executives and other participants for driving sustainable and profitable growth for shareholders;

•
Equity incentive awards for our executive officers have included different types of equity instruments (with both time-based vesting and performance vesting), which helps to diversify the executive officers’ interests and limit the potential value of excessive risk taking;

•	The vesting periods for our time-based vesting equity awards are designed to encourage executives and other participants to focus on sustained stock price appreciation;

•
Our performance vesting restricted stock units vest upon the achievement of certain operational and financial milestones, and those milestones and the terms of the grants are designed to encourage sustained, measurable performance;

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in our shareholders’ long-term best interests;

•
Our system of internal controls over financial reporting, standards of business conduct, and compliance programs, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our bonus and sales compensation plans;

•
Our Chief Executive Officer is subject to, and is in compliance with, our stock ownership guidelines described below under “Compensation Discussion and Analysis – Compensation Program Components and Purposes,” which encourage a level of stock ownership that we believe appropriately aligns his long-term interests with those of our shareholders;

•	We have a clawback or recoupment policy for certain performance-based incentive compensation of our executive officers; and

•	Our Insider Trading Policy prohibits all employees from pledging shares, engaging in short sales, or hedging transactions involving our securities.
Director Attendance at Annual Meetings
We encourage, but do not require, our directors to attend the Annual Meeting either in person or telephonically. In 2017, all of our directors who were directors at the time of our annual meeting of shareholders attended the 2017 annual meeting.

Shareholder Communications, Director Candidate Recommendations, and Nominations and Other Shareholder Proposals
Communications
The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Board or any of its individual committees or to the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of communications addressed to the Board as a whole or to individual directors, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.
Director Candidates
The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience, and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Board has not adopted a specific set of minimum qualifications that are necessary for a nominee to possess. While our Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry, or technology) is represented on the Board. Since 2012, the Corporate Governance Committee has engaged a third-party consulting firm, Heidrick & Struggles, International, Inc., to assist the Corporate Governance Committee in identifying candidates for Board membership.
Once the Corporate Governance Committee has identified a potential director nominee, the Corporate Governance Committee, in consultation with the Chief Executive Officer, evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer, and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to appoint the new director.
The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected, and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164, and addressed to the attention of the Corporate Governance Committee.
Director Nominations by Shareholders
Our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	The nominating shareholder’s name and address;

•	A representation that the nominating shareholder is entitled to vote at such meeting;

•	The number of shares of our common stock that the nominating shareholder owns and when the nominating shareholder acquired such shares;

•	A representation that the nominating shareholder intends to appear at the meeting, in person or by proxy;

•	The nominee’s name, age, address, and principal occupation or employment;

•	All information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules; and

•	The nominee’s executed consent to serve as a director if so elected.
The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.
Shareholder Proposals
2018 Annual Meeting. In order for a shareholder proposal to be raised from the floor during the Annual Meeting, written notice of the proposal must be received by us not less than 60 days nor more than 90 days prior to the Annual Meeting or, if less than 60 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the shareholders, by the 10th business day following the first public announcement of the Annual Meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	A brief description of the business the shareholder wishes to bring before the Annual Meeting, the reasons for conducting such business, and the language of the proposal;

•	The shareholder’s name and address;

•	The number of shares of our common stock that the shareholder owns and when the shareholder acquired them;

•	A representation that the shareholder is entitled to vote at such meeting;

•	A representation that the shareholder intends to appear at the Annual Meeting, in person or by proxy; and

•	A brief description of any material interest the shareholder has in the business to be brought before the Annual Meeting.
The Chairman of the Board, if the facts so warrant, may determine that any business was not properly brought before the Annual Meeting in accordance with our Bylaws.
2019 Proxy Statement. In order for a shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2019 annual meeting, we must receive the written proposal no later than December 21, 2018. Shareholder proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
If you wish to obtain a free copy of our Articles of Incorporation, Bylaws, or any of our corporate governance documents, please contact Michael C. Piraino, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164. These documents also are available on our website, www.cray.com under “Company – Investors – Corporate Governance.”
Compensation of Directors
In setting director compensation to attract and retain highly qualified individuals to serve on our Board, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board, and a general understanding of director compensation at companies of similar size and complexity. Directors who are also our employees receive no additional compensation for their service on the Board. As described more fully below, director compensation is in the form of cash and, to align further the longer-term interests of the individual directors with those of our shareholders, equity, with the grant of a fully vested stock option with a ten-year term upon first joining the Board and annual grants of restricted stock vesting in one year.
The Corporate Governance Committee reviews director compensation annually. Decisions about director compensation are based upon recommendations by our compensation consultant, Mercer, a review of publicly available professional compensation surveys, proxy data, and the individual experiences of the Committee members.

Cash Compensation
The following table sets forth the cash compensation policy in 2017 for our non-employee directors:

Annual retainer for service on the:
Board	$50,000
Audit Committee	$10,000
Compensation Committee	$5,000
Corporate Governance Committee	$5,000
Strategic Technology Assessment Committee	$5,000
Annual retainer for service as the Chair of the:
Board	$40,000
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance Committee	$5,000
Strategic Technology Assessment Committee	$5,000
When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. Members of the Board do not receive any per meeting fees, but we do reimburse all expenses related to participation in meetings of the shareholders, Board, and committees. In addition, we reimburse our directors for any applicable Washington State and City of Seattle business and occupation taxes and Seattle business license fees.
Equity Compensation
Stock Options. Each non-employee director, upon his or her first appointment or election to the Board, is granted a fully vested stock option, with a ten-year term, for 20,000 shares with an exercise price equal to the fair market value of our common stock as reported by Nasdaq on the trading date immediately prior to the first appointment or election.
Restricted Stock Awards. Each continuing director first elected or reelected by our shareholders at the 2017 annual meeting of our shareholders is granted restricted shares of common stock with a value equal to $110,000 with such award granted on or immediately following each annual meeting of our shareholders. The number of shares subject to the restricted stock award is determined based on the closing price of our common stock as reported by Nasdaq on the trading day immediately prior to the date of our annual meeting of shareholders. Restricted stock awards granted in June 2017 to our continuing non-employee directors will vest 100% on the earlier of June 13, 2018, or the date that is immediately prior to the date of our 2018 Annual Meeting. The restricted shares vest in full if a non-employee director can no longer serve due to death or Disability (as defined in our shareholder-approved 2013 Equity Incentive Plan, as amended and restated (Amended and Restated 2013 Equity Incentive Plan)) or upon a Corporate Transaction (as defined in our Amended and Restated 2013 Equity Incentive Plan). The restricted shares are forfeited if, while unvested, a non-employee director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee) or is asked to leave the Board by the Corporate Governance Committee. In addition, under our Amended and Restated 2013 Equity Incentive Plan, a non-employee director may receive awards of no more than 150,000 shares per calendar year.
Stock Ownership Guidelines. Our Board instituted the following stock ownership guidelines for non-employee directors:

•
Directors are expected to own shares of our common stock, the value of which equals at least $250,000 based on the closing price per share for our common stock as reported by Nasdaq on December 31, 2017.

•
Each director has five years following the later of commencement of his or her service on our Board or the adoption or amendment of our stock ownership guidelines to satisfy the minimum share holdings of our stock ownership guidelines.

•	Directors may sell enough shares to cover the income tax liability when restricted shares vest.
Director Compensation for 2017
The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2017. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the “Summary Compensation Table” set forth under “Compensation of the Executive Officers – Compensation Tables” below. Mr. Homlish resigned from our Board on October 31, 2017 and Ms. Fallon was appointed to our Board on December 14, 2017.

Name	Annual Retainer ($)	Board and Committee Chair Fees ($)	Committee Fees ($)	Total Cash Fees Earned ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	All Other Compensation (4)	Total ($)
Prithviraj Banerjee	$50,000	$5,000	$5,000	$60,000	$110,319	—	$884	$171,203
Catriona M. Fallon	$2,446	—	—	$2,446	—	$207,000	$55	$209,501
Martin J. Homlish	$50,000	—	$5,000	$55,000	$110,319	—	$746	$166,065
Stephen C. Kiely	$50,000	$45,000	10,000	$105,000	$110,319	—	$2,862	$218,181
Sally G. Narodick	$50,000	—	15,000	$65,000	$110,319	—	$1,063	$176,382
Daniel C. Regis	$50,000	$15,000	$15,000	$80,000	$110,319	—	$2,273	$192,592
Max L. Schireson	$50,000	$10,000	$10,000	$70,000	$110,319	—	$1,234	$181,553
Brian V. Turner	$50,000	—	15,000	$65,000	$110,319	—	$880	$176,199

(1)
Amounts in this column represent the fair value of the restricted stock awards granted on June 13, 2017, calculated in accordance with ASC 718 by multiplying the closing price of our common stock as reported by Nasdaq on the date of the grant ($17.55) by the number of shares awarded, disregarding any adjustments for estimated forfeitures. The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold, and there is no assurance that any director will realize amounts at or near the values shown. A more detailed discussion of the assumptions used in the valuation of stock awards made in the year 2017 may be found in Note 2 of the Notes to the Financial Statements in our Annual Report on Form 10‑K for the year ended December 31, 2017.

(2)
The following table provides additional information about non-employee director equity awards, including the stock awards made to non-employee directors during 2017 and the number of stock options and shares of restricted stock held by each non-employee director on December 31, 2017:

Name	Restricted Shares Granted in 2017 (a)	Stock Options Granted in 2017 (b)	Restricted Shares Outstanding December 31, 2017	Stock Options Outstanding December 31, 2017
Prithviraj Banerjee	6,286	—	6,286	20,000
Catriona M. Fallon	—	20,000	—	20,000
Martin J. Homlish	6,286	—	—	20,000
Stephen C. Kiely	6,286	—	6,286	—
Sally G. Narodick	6,286	—	6,286	—
Daniel C. Regis	6,286	—	6,286	—
Max L. Schireson	6,286	—	6,286	20,000
Brian V. Turner	6,286	—	6,286	20,000

(a)
Pursuant to the policy described under “Equity Compensation – Restricted Stock Awards” above, on June 13, 2017, we granted to each non-employee director shares of restricted stock, all of which vest on the earlier of June 13, 2017 and the date that is immediately prior to the date of our 2018 Annual Meeting.

(b)
Pursuant to the policy described under “Equity Compensation – Stock Options” above, on December 14, 2017, we granted an option for 20,000 shares to Ms. Fallon upon her appointment to the Board. The option was fully vested on the date of grant.

(3)
This amount represents the aggregate grant date fair value of the stock option award, without reflecting forfeiture, computed in accordance with ASC 718 for 2017. This amount does not represent the actual amount paid to or realized by the director for this award during 2017.

(4)	Consists of applicable Washington State and City of Seattle business and occupation taxes and Seattle business license fees paid to directors.

EXECUTIVE OFFICERS
The following table lists, as of April 6, 2018, our executive officers, who will serve in the capacities noted until their successors are duly appointed, and their respective ages:

Name	Age	Position
Peter J. Ungaro	49	President and Chief Executive Officer
Brian C. Henry	61	Executive Vice President and Chief Financial Officer
Charles D. Fairchild	49	Vice President, Corporate Controller and Chief Accounting Officer
Charles A. Morreale	56	Senior Vice President, Field Operations
Michael C. Piraino	50	Senior Vice President Administration, General Counsel and Corporate Secretary
Efstathios Papaefstathiou	50	Senior Vice President, Research and Development

Peter J. Ungaro has served our as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as our President since March 2005. From September 2004 until March 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing and services and from August 2003 until September 2004, he served as our Vice President responsible for sales and marketing. He served as Vice President, Worldwide Deep Computing Sales for IBM Corporation from April 2003 to August 2003 and as Vice President, Worldwide HPC Sales, from February 1999 to April 2003. Mr. Ungaro also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University.
Brian C. Henry has served as our Executive Vice President and Chief Financial Officer since May 2005. Mr. Henry is responsible for finance and accounting, manufacturing and supply chain. Mr. Henry previously served as Executive Vice President and Chief Financial Officer of Onyx Software Corporation, a full suite customer relationship management company, from 2001 to 2005. From 1999 to 2001, he was Executive Vice President and Chief Financial Officer of Lante Corporation, a public Internet consulting company focused on e-markets and collaborative business models. From 1998 to 1999, Mr. Henry was Chief Operating Officer, Information Management Group, of Convergys Corporation, which was spun off from Cincinnati Bell Inc., a diversified service company, where Mr. Henry served as Executive Vice President and Chief Financial Officer from 1993 to 1998. From 1983 to 1993, he was with Mentor Graphics Corporation in key financial management roles, serving as Chief Financial Officer from 1986 to 1993. Prior to that, Mr. Henry worked at Deloitte & Touche LLP, an accounting and audit firm, as a Certified Public Accountant. Mr. Henry received a B.S. from Portland State University and an M.B.A. from Harvard University where he was a Baker Scholar.
Charles D. Fairchild has served as our Vice President, Corporate Controller and Chief Accounting Officer since May 2010. Mr. Fairchild previously served as Chief Financial Officer of Radiant Research, Inc., a clinical research and development company, and spent 14 years at Deloitte & Touche LLP. Mr. Fairchild received a B.A. in business administration and an M.B.A. from the University of Washington.
Charles A. Morreale has served as our Senior Vice President, Field Operations since September 2011. Mr. Morreale is responsible for customer facing organizations around the world including sales and presales, service, benchmarking and special purpose systems. Prior to such appointment, Mr. Morreale served as our Vice President Custom Engineering responsible for custom engineering. Prior to that, he served as our Vice President responsible for central and field service and benchmarking organizations from April 2005 through January 2009, and, from March 2004 until April 2005, as Director of Worldwide Sales Support. From 2001 to 2004, he was an HPC Sales Executive at IBM and was responsible for worldwide HPC sales activities in the life sciences segment. From 1984 to 2001, he held a variety of positions at Cray Research, Inc. and Silicon Graphics, Inc., starting as a programmer analyst and ending as the Northeast Territory Sales Account Manager. He received a B.S. from The College of New Jersey.
Michael C. Piraino has served as our Senior Vice President Administration, General Counsel and Corporate Secretary since August 2015. Mr. Piraino is responsible for the legal, human resources, information technology and facilities teams. From September 2011 to August 2015, Mr. Piraino was our Vice President Administration, General Counsel and Corporate Secretary, responsible for the legal, human resources, information technology, facilities and government programs teams. From October 2009 to September 2011, he served as Vice President, General Counsel and Corporate Secretary and was responsible for legal and since August 2010, he was responsible for human resources as well. From October 2007 to September 2009, he was an attorney at Fenwick & West LLP (and a predecessor firm), where his practice focused on corporate finance and securities. From October 2006 to June 2007, Mr. Piraino served with the Exbiblio family of technology companies in various positions, including Chief Executive Officer. From May 1999 to October 2006, he was at WatchGuard Technologies, Inc., a provider of network security solutions, in various roles, including Vice President, General Counsel and Secretary. From October 1995 to May 1999, he was an attorney at Perkins Coie LLP, a law firm. Mr. Piraino began his career as a propulsion engineer at The Boeing Company. He received a B.S. in aeronautical and astronautical engineering from Purdue University and a J.D., magna cum laude, from the Seattle University School of Law.
Efstathios “Stathis” Papaefstathiou has served as our Senior Vice President of Research and Development since January 2017. Mr. Papaefstathiou is responsible for leading the software and hardware engineering efforts for all of Cray’s research and development projects. From August 2014 to December 2016, Mr. Papaefstathiou was Senior Vice President, Engineering for Aerohive Networks, Inc., a computer networking equipment company. From January 2012 through May 2014, he served as the Vice President of Product Development - Cloud Technology with F5 Networks, an application delivery controller company. Previously, Mr. Papaefstathiou held a number of technical and senior management positions at Microsoft Corporation from August 1999 through December 2011 in the areas of distributed operating systems, data center automation, and robotics, specifically as General Manager from February 2008 through December 2011 and Software Architect from March 2006 through February 2008. Mr. Papaefstathiou holds a Ph.D. in Computer Science from the University of Warwick, United Kingdom, and a B.Sc. in Computer Science from North College, Greece.

COMPENSATION OF THE EXECUTIVE OFFICERS
Compensation Discussion and Analysis
The following discussion describes the material elements of compensation for 2017 for (i) the individuals who served as our chief executive officer (Mr. Ungaro) and our chief financial officer (Mr. Henry) during 2017, and (ii) our three most highly compensated executive officers, other than our chief executive officer and chief financial officer, who served as executive officers as of December 31, 2017 (Messrs. Morreale and Piraino and Dr. Papaefstathiou). We refer to these five individuals as our Named Executive Officers for 2017:

Peter J. Ungaro	President and Chief Executive Officer
Brian C. Henry	Executive Vice President and Chief Financial Officer
Charles A. Morreale	Senior Vice President, Field Operations
Efstathios Papaefstathiou	Senior Vice President, Research and Development
Michael C. Piraino	Senior Vice President Administration, General Counsel and Corporate Secretary
This discussion covers our compensation philosophy and objectives for 2017, the components of our compensation program, and the process we followed in determining executive compensation for 2017. It also presents a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of these Named Executive Officers for 2017.
Overview of 2017 Compensation Determinations
Pay-for-Performance
We believe it is critical to our short- and long-term success that our compensation policies, plans, and programs be closely correlated with our corporate performance. In 2017, our revenue declined year over year and we were not profitable, substantially driven by a slow-down in the high-end segments of the supercomputing market we target. Based on our operational and financial performance, and in light of the analysis from our compensation consultant and other factors described in this Proxy Statement, the Compensation Committee made the following compensation decisions for 2017:

•	Base Salary — Maintained base salaries at the same levels as in 2016 for our Named Executive Officers.

•	Annual Cash Incentive Compensation Plan

◦	Target Bonuses — Maintained the target bonus awards as a percentage of base salary at the same levels as 2016 for our Named Executive Officers.

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Performance Goals and Achievement — For 2017, the annual cash incentive plan for our Named Executive Officers (2017 Executive Bonus Plan) was based on two quantitative measures: bookings and pre-bonus operating income. A minimum level of achievement of each measure was required to gain the benefit of performance against that measure. Neither measure was achieved at the minimum required level and no payments were made under the 2017 Executive Bonus Plan. For further information, see “2017 Compensation Determinations – Annual Cash Incentive Compensation Plan” below.

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Long-Term Equity Awards — Granted long-term equity awards in the form of (i) stock options, generally with four-year vesting schedules dependent on continued employment, with exercise prices equal to 100% of grant date fair market value, as determined by the most recent closing price of our common stock as reported by Nasdaq prior to the date of grant, and (ii) restricted stock units, generally with four-year vesting schedules dependent on continued employment. We also granted performance-based restricted stock units to Dr. Papaefstathiou in connection with his commencing employment with us. For further information, see “2017 Compensation Determinations – Long-Term Equity Awards” below.

As a result of these decisions, approximately 86% of the total 2017 target compensation for our Chief Executive Officer and approximately 62% to 86% of the total 2017 target compensation for all of our other Named Executive Officers was variable and dependent upon organizational performance.

Executive Management Transitions
On January 9, 2017, Dr. Papaefstathiou commenced service as our Senior Vice President, Research and Development.
Philosophy and Objectives
We offer technology-differentiated products and services that require a highly educated, specialized, and sought-after workforce and often involve long development cycles. In light of these challenges, our compensation philosophy is to provide and effectively implement policies, plans, and programs designed to attract, retain, and motivate the workforce required for us to achieve our strategic as well as tactical goals and create long-term value for our shareholders. To assist in these efforts, our compensation program has the following objectives:

•	To provide effective compensation and benefit programs that are competitive both within our industry and with other relevant organizations with which we compete for employees;

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To encourage and reward behaviors that ultimately contribute to the achievement of organizational goals that increase long-term shareholder value without encouraging unbalanced short-term focus or inappropriate risk taking, thus fostering an innovative, high-performance culture;

•	To align the interests of employees with the long-term interests of our shareholders;

•	To provide a retention incentive; and

•	To provide a work environment that promotes integrity, innovation and excellence, teamwork, and respect for the individual.
Compensation Program Components and Purposes
We believe the components of our compensation program, described below, provide an appropriate mix of fixed and variable pay, balance incentives for short-term operational performance with long-term increases in shareholder value, reinforce an innovative, high-performance culture, encourage recruitment and retention of our employees and officers ,and create direct alignment with our shareholders by providing equity ownership in the Company. As employees assume greater levels of responsibility, an increasing proportion of their compensation is linked to performance. We review our compensation program periodically and make adjustments as needed or appropriate to meet our objectives. We describe below the principal components of our compensation program and the purpose of each component.
The Compensation Committee believes that the overall structure of the compensation for the Named Executive Officers is in furtherance of our compensation philosophy and objectives in providing, for our industry, competitive total target compensation with sufficient base salaries coupled with a significant proportion of the total target compensation based on performance and at risk, including a meaningful proportion that is equity-based, to align the officers’ interests with those of our shareholders and provide a strong retention and performance incentive.

•	Base Salaries — To provide fixed compensation to attract and retain the best employees at all levels

◦
Base pay opportunities for all positions are determined based on competitive market data, including salary surveys and other sources, internal responsibilities and each employee’s experience, qualifications, performance, and potential impact within our organization.

•	Short-Term Incentives — To motivate and reward achievement of and significant progress related to critical, tactical strategic and financial goals

◦
Consistent with competitive practices, virtually all employees have a portion of targeted total compensation at risk, contingent on performance relative to corporate objectives including, for employees (not including Named Executive Officers and certain other senior officers), individual objectives. Employees should share in rewards when mutual efforts contribute to outstanding overall results.

•	Long-Term Incentives — To encourage recipients to focus on creating long-term shareholder value and to provide significant retention incentives in the face of retention challenges

◦	Key decision-makers have a meaningful portion of their total compensation opportunity linked to our success in or progress toward meeting our long-term objectives and increasing shareholder value.

◦	Significant retention incentives are necessary to retain highly educated, specialized, and sought-after leaders, particularly in competition with companies with significantly greater resources.

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Long-term equity awards, such as awards of restricted stock, restricted stock units, and stock options, encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits our shareholders, and unvested awards of restricted stock, restricted stock units, and in-the-money stock options can provide a retention incentive.

•	Employee Benefits — To meet the health and welfare needs of our employees and their dependents

◦
We assist employees in meeting important needs such as retirement income, affordable health care, survivor income, disability income, paid vacation, and other needs through company-sponsored programs that promote good health and financial security and provide employees with reasonable flexibility in meeting their individual needs.

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We do not provide the Named Executive Officers or our other senior officers any deferred compensation or special retirement or pension plans or any benefits or perquisites that are not available to our employees generally.

•
Severance Policy and Change of Control Agreements — To attract and retain officers and to encourage them to remain focused and engaged in the event of rumored or actual fundamental corporate changes and during any corporate transition

◦	We provide continuation of compensation and benefits to certain officers if they are terminated without Cause or resign for Good Reason, as those terms are defined in our policies and agreements.

•	Other Compensation-Related Policies and Practices — To enforce our commitment to good corporate governance practices related to compensation

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Our insider trading policy prohibits transactions that involve pledging, hedging, or short sales of our equity. Our Chief Executive Officer is subject to, and in compliance with, our stock ownership guidelines which encourage a level of stock ownership that we believe appropriately aligns his long-term interests with those of our shareholders. We have a clawback or recoupment policy for certain performance-based incentive compensation of our executive officers.

Competitive Market Data and Other Factors
For its 2017 compensation decisions, the Compensation Committee considered the recommendations of its compensation consultant, Mercer, to contextualize the overall total compensation approach and general market competitiveness and compared the compensation approach to our peer group companies.
To assist the Compensation Committee in its deliberations on executive compensation, the Compensation Committee periodically reviews our list of peer companies (Peer Group) as points of comparison, and updates as necessary, to ensure that the comparisons are meaningful. When considering companies for inclusion in our Peer Group, the Compensation Committee considers companies that are:

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In our industry and similar industries such as application software, systems software, communications equipment, electronic components, electronic equipment and instruments, technology hardware, storage, and peripherals;

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Similar to us with respect to elements such as operating results, research and development investments and product solutions, size of revenue (approximately 0.5x to 2x our target revenue for year-end 2017), and market capitalization; and

•	Those companies with whom we compete in the recruitment of executive officers.
Based on these factors and management’s input, Mercer recommended, and the Compensation Committee approved, the following companies to comprise our Peer Group for 2017: Ansys Inc., Avid Technology, Inc., Barracuda Networks, Inc., Cavium Inc., CommVault Systems, Inc., Extreme Networks, Inc., F5 Networks, Inc., Fortinet Inc., Mellanox Technologies Inc., Netgear Inc., OSI Systems, Quantum Corp., and Super Micro Computer, Inc.
Between 2016 and 2017, our Peer Group changed with (i) the addition of Barracuda Networks, Inc. based on industry, revenue size and business description, and (ii) the removal of Finisar Corp. (due to a lack of comparability to us) and Silicon Graphics International Corp. (acquired by Hewlett Packard Enterprise).The Compensation Committee also relied on data from the 2017 Radford Global Technology Survey, which is comprised of organizations within the technology sector and includes data subsets that are comprised of organizations that are similar to us in terms of revenue. However, the Compensation Committee does not benchmark its compensation to any particular level or against any specific member of the Peer Group. Rather, it uses Peer Group information and the Radford and International Pay

Analysis System (IPAS) surveys as data points in determining, with the assistance of Mercer, the appropriate overall total compensation.
As in previous years, the Compensation Committee, in making specific decisions regarding each Named Executive Officer’s (other than Mr. Ungaro’s) compensation, considered Mr. Ungaro’s recommendations, described above, regarding our other senior officers and factors such as the internal and external relative parity among senior management, the experience and performance of individual officers, their current compensation levels, their potential impact within Cray, and the reasonableness of the officer’s compensation in light of our compensation objectives and our operational and financial performance. Historically, we have had, and we continue to have, a relatively flat salary structure for our senior officers with the significant differences in total compensation among the senior officers reflected in short-term cash and long-term equity incentive awards. This approach helps us provide a market competitive base salary and provides the potential for higher compensation levels based on performance-dependent, short- and long-term incentives.
The Compensation Committee recognizes that we compete for our Named Executive Officers, including Mr. Ungaro, with a variety of organizations in the high-performance computing industry or other technology companies, including much larger companies.
Each of the Named Executive Officers has significant high-performance computing experience or achievements and/or a role not reflected in general survey and peer group analyses. The Compensation Committee also supplemented the specific compensation information provided by Mercer with its collective experience, judgment, and observations of trends to establish the 2017 compensation for the Named Executive Officers and other senior officers.
Results of the 2017 Say-on-Pay Vote
We value the input of our shareholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. When designing our 2017 executive compensation program for our Named Executive Officers, the Compensation Committee carefully considered, among other things, the vote results from our prior annual meeting, including the results of our say-on-pay vote, with over 95% of votes cast in favor of our executive pay program. Given that the vote reflected support for our compensation practices, and we have not received any significant shareholder feedback requiring compensation changes, we decided to continue our existing compensation policies and practices. In addition, we engage in dialogue with our large shareholders on an ongoing basis. The Compensation Committee will continue to consider the results of our say-on-pay votes when making future compensation decisions for Named Executive Officers.
2017 Compensation Determinations
Base Salary
The Compensation Committee uses a salary structure based on market data as a tool to estimate competitive base salaries. With Mr. Ungaro’s assistance (except with respect to his salary), the salary of each executive officer is evaluated relative to the market reference points and according to experience, qualifications, performance, and the particular impact the role can have within Cray.
While Named Executive Officers’ salaries are reviewed each year, increases are infrequent because we believe increases of just a few percent are unlikely to provide significant motivation or retention value for highly compensated senior executives. Our current approach is to increase the salaries of our Named Executive Officers typically when they fall significantly below our target position in the market, which results in somewhat less frequent but larger adjustments. Named Executive Officer salaries were increased in 2016. They were not increased in 2017.
Annual Cash Incentive Compensation Plan
Our 2017 Executive Bonus Plan is an important element of the compensation program for our senior officers, including the Named Executive Officers.
Annual Cash Incentive Compensation Targets
Based on analysis of our Peer Group and the Radford and IPAS surveys described above, for 2017, the target awards as a percentage of base salary for Messrs. Ungaro, Morreale, and Piraino and Dr. Papaefstathiou were above the 75th percentile and the target award for Mr. Henry was at approximately the 50th percentile. We maintained all target bonus awards as a percentage of base salary at the same levels as in 2016. However, the Compensation Committee does not benchmark its compensation to any particular level or against any specific member of the Peer Group. Rather, it uses the Peer Group information as a data point in determining, with the assistance of Mercer, the appropriate compensation. The Compensation Committee believes that the Named Executive Officers should have a significant proportion of their total compensation at-risk and based on performance, thus emphasizing the incentive nature of their compensation. The Compensation Committee also believes that the incentive plan targets should contain rigorous performance hurdles that must be met before the target awards can be earned.
The following table sets forth the 2017 target award amount for our Named Executive Officers pursuant to our 2017 Executive Bonus Plan:

Named Executive Officers	Title	Target Award As % of Base Salary
Peter J. Ungaro	President and Chief Executive Officer	150%
Brian C. Henry	Executive Vice President and Chief Financial Officer	65%
Charles A. Morreale	Senior Vice President, Field Operations	65%
Efstathios Papaefstathiou	Senior Vice President, Research and Development	65%
Michael C. Piraino	Senior Vice President Administration, General Counsel and Corporate Secretary	65%
As an inducement for Dr. Papaefstathiou to join Cray, his target award amount under our 2017 Executive Bonus Plan, equal to 65% of his annual base salary, was guaranteed at a minimum of 50% for 2017, prorated for the portion of 2017 that he was employed by us. Our Compensation Committee considered this guaranteed minimum payment to be reasonable and necessary to incentivize Dr. Papaefstathiou to join Cray. Going forward, Dr. Papaefstathiou has no guaranteed bonus payments under our 2017 Executive Bonus Plan or any other bonus program.
General Conditions
Under our 2017 Executive Bonus Plan, each Named Executive Officer was eligible to receive a cash bonus amount equal to his annual target bonus amount, as discussed above under “Annual Cash Incentive Compensation Targets,” multiplied by the payout percentage for the year. The maximum payout percentage, and maximum bonus payable to a Named Executive Officer, was 200% of his annual target bonus amount.
Our 2017 Executive Bonus Plan was based on two quantitative goals: bookings and pre-bonus operating income (PBOI). Bookings generally includes binding contracts for our products or services. PBOI means operating income with aggregate bonuses otherwise payable under the 2017 Executive Bonus Plan and the 2017 general employee bonus plan added back. Operating income may exclude the in-year costs and benefits of acquisitions and divestitures, non-cash accounting changes, restructuring charges or impairment costs, and one-time events. In special circumstances, the Compensation Committee may, but did not in 2017, adjust the calculation of operating income in either direction for unusual events. Our Compensation Committee chose bookings as a performance metric because it believes that we should reward achievement of our critical initiative of driving growth in our markets. Focusing our business on bookings encourages our executives to continue to grow our revenue streams. Our Compensation Committee chose PBOI as a performance metric because it believes such growth should be achieved cost effectively and in a way that emphasizes profitability. Thus, our Compensation Committee considered both bookings and PBOI to be the best indicators of financial success and stockholder value creation for the year.
The payout percentage was determined by the correlation or intersection of the achievement levels of bookings and PBOI on a two-way measurement table such that the required achievement level of each metric increased as the actual achievement level of the other metric decreased, subject to minimum achievement thresholds of both metrics ($570 million for bookings and $6 million for PBOI). For bonuses to pay at maximum under the 2017 Executive Bonus Plan, bookings had to be at $975 million and PBOI had to be $80 million.
We reported an operating loss of $65.6 million for 2017 and did not meet the PBOI metric minimum achievement level. We also did not meet the minimum threshold for bookings; accordingly, no payments were made under the 2017 Executive Bonus Plan.
Difficulty of Performance Goals
We believe that the Compensation Committee has historically set performance targets for our annual cash incentive plans that are achievable but that include significant challenges to be met, with annual incentive awards at target being at substantial risk, and incentive awards above target being very difficult to realize. In the past five years, we paid above-target awards for 2015, and paid below-target awards for 2013, 2014, and 2016, and did not pay for 2017. When the Compensation Committee established the 2017 quantitative corporate goals, we were aware of a slow-down in the segments of the high-end of the supercomputing market we target, however, at that time it determined that these goals were achievable but required significant effort to be met. Subsequent to establishing the 2017 quantitative corporate goals, the Compensation Committee realized the market slow-down was more severe than anticipated and that the goals were likely not achievable. As a result, the Company modified its general employee bonus plan to attempt to account for the market conditions, but the Compensation Committee did not make any changes to the bonus plan goals applicable to our Named Executive Officers.
Discretionary Bonuses
Our Compensation Committee may award discretionary cash bonuses to, among other things, incentivize new hires, encourage retention of executives and reward individuals or groups of individuals who make exceptional contributions to Cray. Except for the signing bonus paid to Dr. Papaefstathiou, as discussed below, no discretionary bonuses were paid to our Named Executive Officers during 2017.
The Compensation Committee awarded Dr. Papaefstathiou a $50,000 signing bonus paid in cash, which our Compensation Committee considered to be reasonable and necessary to incentivize Dr. Papaefstathiou to join Cray. If Dr. Papaefstathiou voluntarily leaves Cray or is terminated for cause (i) within the first twelve months of employment, he must repay the full amount of the signing bonus, and (ii) within the second twelve months of employment, he must repay 50% of the signing bonus.
Long-Term Equity Awards
In 2017, we granted stock options and restricted stock units principally for senior manager and officer positions, including to certain new hires, and generally on an annual basis as part of the total target compensation plan for the Named Executive Officers and other senior managers and officers. In addition, we granted performance vesting restricted stock units to Dr. Papaefstathiou in connection with his starting employment with us.
In accordance with our compensation philosophy and objectives described above, these grants are designed to:

•	Align the interest of recipients with our shareholders;

•	Motivate and reward recipients to increase shareholder value over the long term;

•	Provide a significant portion of total target compensation at risk subject to future performance; and

•	Provide a retention incentive.
In the past several years, we have recruited a number of key senior officers and through that process have learned that the available talent pool in our industry is limited and that candidates and our officers have significant other opportunities. Given these circumstances, the Compensation Committee has emphasized the retentive nature of equity awards to keep our senior management team in place.
Target Total Equity Awards
Mercer provided market data estimating the total long-term incentive values expressed as multiples of base salaries for each of the Named Executive Officers. The Compensation Committee has not used any one factor in its equity grant determinations. Rather, in determining the size of equity awards, the Compensation Committee considered the Named Executive Officer’s (i) contributions to our overall performance, (ii) future potential performance and contributions to Cray, (iii) current ownership of our common stock, (iv) extent and frequency of prior stock option grants and restricted stock awards and/or restricted stock units, and (vi) unvested stock options and restricted stock awards and/or restricted stock units and the remaining duration of the outstanding stock options, restricted stock awards and/or restricted stock units.

The following table sets forth the value of the 2017 equity grants to the Named Executive Officers expressed as a multiple of their respective base salary:

Named Executive Officers	Title	Total Equity Award Value As A Multiple of Base Salary (1)
Peter J. Ungaro	President and Chief Executive Officer	4.75x
Brian C. Henry	Executive Vice President and Chief Financial Officer	2.57x
Charles A. Morreale	Senior Vice President, Field Operations	1.58x
Efstathios Papaefstathiou	Senior Vice President, Research and Development	6.15x
Michael C. Piraino	Senior Vice President Administration, General Counsel and Corporate Secretary	1.97x

(1)
These multiples are based on the closing price per share of our common stock on the date of grant for restricted stock units and the value of the closing price per share of our common stock one business day prior to the date of grant for stock options based on the Black-Scholes Model.

For additional information regarding equity grants in 2017 and in prior years, see the tables and associated footnotes and narratives under “Compensation Tables” below.
To provide longer-term performance and retention incentives, we generally grant stock options and restricted stock units. Our stock options typically have ten-year terms and four-year vesting schedules, with the exercise price equaling 100% of the most recent closing price for our common stock as reported by Nasdaq prior to the date of grant. Our time-based vesting restricted stock units typically have four-year vesting schedules. Equity awards are typically granted each year to certain employees. Whether grants are made, and the number of shares granted, varies based on many factors, including financial performance and retention concerns. As financial gain from stock options depends on increases in the market price for our common stock after the date of grant, we believe stock option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. In addition, for unvested restricted stock units, and when the market price for the underlying common stock is higher than the exercise prices of stock options that are not fully vested, those grants of restricted stock units or options provide a retention incentive. Stock options, however, represent a high-risk and potential high-return component, as the realizable value, and consequently the retention incentive, of each stock option can fall to zero if the market price for the underlying common stock falls below the exercise price.
In 2017, we granted time-based vesting restricted stock units and stock options to each of our Named Executive Officers. For the restricted stock units, 25% of such awards vest on each of May 18, 2018, May 18, 2019, May 18, 2020, and May 18, 2021. For the stock options, 25% of such awards vest on May 18, 2018, with the remaining balance vesting monthly over the next 36 months so that all options will be vested by May 18, 2021.
Dr. Papaefstathiou was also granted time-based vesting restricted stock units and performance-vesting restricted stock units (PVRSUs) as his initial new hire equity awards. In developing the compensation package for Dr. Papaefstathiou, our Compensation Committee took into account compensation structure and levels that were deemed reasonable and necessary to incentivize him to join Cray and market competitive pay levels within our Peer Group. Dr. Papaefstathiou’s new hire time-based vesting restricted stock units may be settled for 36,000 shares of our common stock, vesting with respect to 25% of the shares per year so long as Dr. Papaefstathiou continues to provide services to us. Dr. Papaefstathiou’s PVRSUs may be settled for 26,000 shares of our common stock, which are eligible to be earned and vest on substantially the same terms as the PVRSUs granted to our Named Executive Officers in 2015. Dr. Papaefstathiou’s PVRSUs vest, if at all, upon the achievement of certain revenue and operating income milestones, if such milestones are both met in either fiscal year 2017, 2018, or 2019, or upon a change in control of Cray. Upon a change of control of Cray, the number of shares subject to the PVRSUs that may be earned depends on the size of the change of control, and such earned shares will be subject to an additional one-year vesting cliff. The PVRSUs will expire completely if the milestones are not satisfied, or a change of control has not occurred, by the calendar day immediately following that date on which we file our Form 10-K with the SEC for the fiscal year ended December 31, 2019 (but not later than July 2, 2020).The Compensation Committee selected these metrics because they are relevant indicators of our financial performance over the short- and longer-terms. Operating income is indicative of our operational profitability and efficiency and provides some balance to encourage profitable revenue growth.

Revenue reflects growth in our business. The Compensation Committee believes these milestones represent challenging goals that will require significant growth in revenues and profitability to achieve.
None of the PVRSUs held by Dr. Papaefstathiou or any of the other Named Executive Officers were eligible to be earned or vested in 2017.
Severance Policy and Change of Control Agreements
The Company’s Executive Severance Policy, management retention agreements, stock option plans, and equity award agreements provide for certain employment termination and/or change in control benefits. Each is described in more detail under “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table” below.
Retirement Plans
Our only retirement plan for all U.S. employees, including the Named Executive Officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis (Cray 401(k) Plan). Participants may invest in a limited number of mutual funds and may sell, but may not direct the purchase of, shares of our common stock previously purchased in such plan on their behalf. For 2017, we matched 20% of each participant’s total 2017 contributions in cash.
We do not have a pension plan for any of our U.S. employees, including our Named Executive Officers. We do not have any plan for any of our Named Executive Officers or other employees that provides for the deferral of compensation on a qualified or non-qualified basis under the IRC, other than the Cray 401(k) Plan.
Additional Benefits and Perquisites
We have health and welfare plans available on a non-discriminatory basis to all U.S. employees designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. We do not provide benefits or perquisites for the Named Executive Officers or other senior officers that are not available on the same terms to our employees generally.
Chief Executive Officer Stock Ownership Guidelines
We have stock ownership guidelines for our Chief Executive Officer in furtherance of our goal of aligning the interests of our Chief Executive Officer with those of our shareholders. Under the guidelines, our Chief Executive Officer is required to hold such number of shares that equal in value to at least three times his annual base salary. Mr. Ungaro satisfies this requirement.
Compensation Recovery
We have a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers, including all of our Named Executive Officers. The policy provides that if an executive officer’s actual compensation was based on the achievement of financial results that were subsequently the subject of a substantial restatement of our financial statements and the executive officer’s fraud or intentional illegal conduct materially contributed to that financial restatement, then, in addition to any other remedies available to us under applicable law, to the extent permitted by law and as the Board determines appropriate, we may:

•	Cancel any outstanding compensation award granted after the adoption of the policy (whether or not granted pursuant to a plan and regardless of whether it is vested or deferred); and/or

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Require recoupment of all or a portion of any after-tax portion of any bonus, incentive payment, commission, equity-based award, or other compensation granted or received after the adoption of the policy.

Under the policy, it is a requirement that the individual was an executive officer when the compensation was granted or received and that the financial restatement resulted in greater compensation than would have otherwise been received.

The Executive Compensation Process
The Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan for executive officers, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during the year. In making these determinations, the Compensation Committee considers our corporate goals, business plan and objectives for the year, reviews analyses from our independent compensation consultant, Mercer, and consults with our Chief Executive Officer, when appropriate. For its 2017 compensation decisions, the Compensation Committee considered the Mercer analyses described below to contextualize our overall total compensation approach and general market competitiveness. The Compensation Committee also analyzed compensation payable by companies that we consider to be in our Peer Group and by other companies with which we generally compete for hiring executives. The Compensation Committee also considered the roles, responsibilities, and specialized expertise of the Named Executive Officers, including our Chief Executive Officer, and that competition for our Named Executive Officers generally comes from much larger companies with significantly greater resources.
Role and Authority of the Compensation Committee
The current members of the Compensation Committee are Mr. Schireson (Chair), Mr. Kiely, and Mr. Turner. The Board has determined that each individual who served on the Compensation Committee in 2017 and each current member of the Compensation Committee is “independent” as that term is defined in Nasdaq rules and regulations, an “outside director” within the meaning of Section 162(m) of the IRC, and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. During 2017, the Compensation Committee met in person or by telephone six times.
The Compensation Committee assists our Board in fulfilling its responsibilities for the oversight of our compensation policies, plans and benefit programs, the compensation of our Chief Executive Officer and other senior officers, and the administration of our equity compensation plans. After reviewing competitive market data, expectations for the position, our corporate goals, business plan and objectives for the year, and our prior performance, the Compensation Committee determines base salary, the level of target awards under our annual cash incentive plan for executive officers, goals and objectives, and the number and type of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. The Compensation Committee has the authority to determine the annual compensation for our senior officers, subject to any approval by the full Board which the Compensation Committee or legal counsel determines to be desirable or that is required by applicable law or by Nasdaq rules and regulations.
The Compensation Committee also: determines the policy for awarding stock options and/or restricted stock units to new hires who are not senior officers; makes grants of stock options and/or restricted stock units to other employees; evaluates risks, if any, associated with our compensation programs; works with the Board in overseeing the Cray 401(k) Plan; periodically reviews our staffing, including open positions and turnover; receives reports on our health and safety records and any equal employment opportunity claims, investigations, and reports; and considers our medical and other health benefits, including potential changes and enhancements, from both a cost and a competitive perspective.
The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or to officers to perform certain of its duties on its behalf.
Role of the Chief Executive Officer and Management
The Compensation Committee confers regularly with Mr. Ungaro, our Chief Executive Officer, and other senior officers and members of our human resources department regarding the structure and effectiveness of our compensation plans and proposals for changes to our compensation programs. As members of our Board, Compensation Committee members obtain information regarding our tactical and strategic objectives, goals, operational, and financial results, our annual financial plan, and the outlook regarding our future performance. The Compensation Committee meets twice each year with Mr. Ungaro to review his performance and at least once a year to review his evaluation of the performance of other senior officers, and annually to review his recommendations for the compensation of the other senior officers, including the other Named Executive Officers. Mr. Ungaro’s recommendations cover base salary, the structure of the annual cash incentive plan for executive officers, including target awards and performance goals and objectives for each senior officer, and the level and form of equity grants.

Role of Compensation Consultants
The Compensation Committee retained Mercer to review our compensation programs for senior officers, advise the Compensation Committee regarding total compensation philosophy, define the applicable market and conduct benchmarking analyses, and provide continuing insight into and education on executive compensation trends and practices. The Compensation Committee actively seeks an independent broad view of current compensation levels, practices, and programs, particularly in the high-technology industry. Mercer reported directly to the Compensation Committee and has not performed any services for our management either prior to or since its engagement by the Compensation Committee. During 2017, the Compensation Committee reviewed the services of Mercer and the fees provided to Mercer relative to Mercer’s revenues. Based on the foregoing, and other factors relating to Mercer’s independence, the Compensation Committee confirmed that Mercer was an independent compensation advisor to the Compensation Committee and that its engagement did not present any conflicts of interest.
Securities Trading Policies
Our securities trading policy includes that, except for trades pursuant to approved Rule 10b5-1 plans, directors, officers, and employees may not trade in Cray securities while possessing material nonpublic information concerning Cray or trade in Cray securities outside of the applicable trading windows. Our securities trading policy further includes that directors, officers, and employees may not purchase or sell puts or calls to sell or buy our common stock, engage in short sales, put options, call options, or any other hedging transactions with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock. Except for trades pursuant to approved Rule 10b5-1 plans, our policy restricts trading in Cray securities by directors, officers, and employees to open window periods following the widespread public release of our quarterly and annual financial results.
Tax Deductibility
Section 162(m) of the Tax Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017. We believe that compensation expense incurred in respect of our stock options granted prior to November 2, 2017, and restricted stock units granted prior to April 1, 2015, will continue to be deductible pursuant to this transition rule. In addition, we believe that compensation expense incurred in respect of performance-based restricted stock units granted to our executive officers prior to November 2, 2017, were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the achievement of pre-determined performance goals established by our Compensation Committee pursuant to our shareholder-approved equity incentive plan and will continue to be deductible. However, because of uncertainties in the interpretation and implementation of the changes to Section 162(m), including the scope of the transition relief, we can offer no assurance of such deductibility.
Risk from Compensation Policies and Practices
The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the Compensation Committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business. Additional information on the committee’s analysis of compensation-related risk is set forth above under “The Board of Directors – Risk Considerations in Our Compensation Program.”

Compensation Committee Report
The Compensation Committee is responsible for overseeing our compensation policies, plans and benefits program, the compensation of the Chief Executive Officer and other senior officers, and the administration of our equity compensation plans. As set forth in the Compensation Committee’s charter, which can be found at: www.cray.com under “Company – Investors – Corporate Governance,” the Compensation Committee acts only in an oversight capacity and relies on the work and assurances of management and outside advisers that the Compensation Committee retains. The Compensation Committee believes it has satisfied its charter responsibilities for 2017.
The Compensation Committee has worked with management for the past several years to develop a systematic compensation philosophy and structure. The Compensation Committee retained Mercer to advise the Compensation Committee. The analysis and advice provided by Mercer formed the basis in many respects for the 2017 executive compensation decisions as described in the foregoing Compensation Discussion and Analysis.
A second focus area of the Compensation Committee has been the structure and strength of our senior management team. The Compensation Committee meets twice a year with Mr. Ungaro to review his performance as our Chief Executive Officer and to obtain his assessment of the strengths and weaknesses of the management team. The Compensation Committee believes that under Mr. Ungaro’s leadership, we have made great strides in a very competitive market. The Compensation Committee has worked with Mr. Ungaro to develop a strong “performance culture” at Cray. One aspect of that process has been emphasis on succession plans, identification of high potential, at-risk and retiring employees, and efforts to improve the officers’ management and leadership skills within our management group. Another aspect, as is reflected in our compensation structure, is to add significant retention and incentive elements in long-term compensation awards to competitive base salaries, as discussed in the foregoing Compensation Discussion and Analysis.
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Max L. Schireson, Chair
Stephen C. Kiely
Brian V. Turner

Compensation Tables
The tables on the following pages describe, with respect to our Named Executive Officers, the 2017, 2016, and 2015 salaries, bonuses, incentive awards, and other compensation reportable under SEC rules, plan-based awards granted in 2017, values of outstanding equity awards as of year-end 2017, exercises of stock options and vesting of restricted stock awards in 2017, and potential payments upon termination of employment and following a Change of Control.
Summary Compensation
The following table summarizes the compensation for the indicated years for our Named Executive Officers for the year ended December 31, 2017.
Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)(2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total (6)
Peter J. Ungaro	2017	$540,000		—		$1,790,000		$776,000	—		$3,572	$3,109,572
President and Chief Executive Officer	2016	$520,000	(7)	—		$869,400		$354,045	$55,333		$3,600	$1,802,378
	2015	$500,000		—		$4,931,928	(8)	$336,897	$778,500		$3,600	$6,550,925

Brian C. Henry	2017	$400,000		—		$716,000		$310,400	—		$4,800	$1,431,200
Executive Vice President and Chief Financial Officer	2016	$382,500	(9)	—		$434,700		$177,022	$17,761		$4,800	$1,016,783
	2015	$365,000		—		$2,465,964	(8)	$168,449	$244,368		$4,800	$3,248,581

Charles A. Morreale	2017	$325,000		—		$358,000		$155,200	—		$4,800	$843,000
Senior Vice President, Field Operations	2016	$302,500	(10)	—		$248,400		$101,156	$14,431		$4,800	$671,287
	2015	$280,000		—		$2,310,864	(8)	$112,299	$186,550		$4,800	$2,894,513

Efstathios Papaefstathiou	2017	$341,370	(11)	$50,000	(12)	$1,882,000	(8)(13)	$271,600	$111,475	(14)	$3,912	$2,660,357
Senior Vice President, Research and Development

Michael C. Piraino	2017	$325,000		—		$447,500		$194,000	—		$3,694	$970,194
Senior Vice President Administration, General Counsel and Corporate Secretary	2016	$307,500	(15)	—		$248,400		$101,156	$14,431		$3,600	$675,087
	2015	$290,000		—		$2,310,864	(8)	$112,299	$193,778		$3,460	$2,910,401

(1)
These amounts represent the aggregate grant date fair value of restricted stock awards and restricted stock units, without reflecting forfeitures, computed in accordance with ASC 718 for 2017, 2016, or 2015, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during years 2017, 2016, or 2015. The value as of the grant date for restricted stock awards and restricted stock units is recognized over the number of days of service required for the grant to become vested. See the section entitled “Share-Based Compensation” in Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017, for a description of the valuation of these restricted stock awards and restricted stock units. The amount any Named Executive Officer realizes, if any, from these restricted stock awards and restricted stock units will depend on the future market value of our common stock when these shares are sold, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(2)
The valuation methodology for restricted stock awards and restricted stock units as described in footnote (1) assumes full vesting and maximum performance achievement and does not take into account the performance vesting criteria (and the reduced likelihood of vesting) associated with the PVRSUs described further in footnote (8), below. The PVRSUs vest, if at all, only upon the achievement of certain revenue and operating income milestones or upon a change of control of Cray.

(3)
These amounts represent the aggregate grant date fair value of stock option awards, without reflecting forfeitures, computed in accordance with ASC 718 for 2017, 2016, or 2015, respectively. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer for these awards during years 2017, 2016, or 2015. The value as of the grant date for stock option awards is recognized over the number of days of service required for the grant to become vested. See the sections entitled “Share-Based Compensation” and “Shareholders’ Equity” in Notes 2 and 16 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017, for a description of the valuation of these stock options, including key assumptions under the Black-Scholes pricing model; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of these options. There is no assurance that the options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock as reported by Nasdaq over the exercise price of the options when the Named Executive Officer sells the underlying shares, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(4)
The information in this column reflects payments to the Named Executive Officers under our executive bonus plan for the indicated year. Payments for amounts earned under our 2017 Executive Bonus Plan were paid in March 2018. See the “Grants of Plan-Based Awards in 2017” table below and “2017 Compensation Determinations – Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2017 Executive Bonus Plan, including the conditions to payments of awards.

(5)	“All Other Compensation” for 2017 includes matching contributions under the Cray 401(k) Plan:

Officer	Cray 401(k) Plan Match
Peter J. Ungaro	$3,572
Brian C. Henry	$4,800
Charles A. Morreale	$4,800
Efstathios Papaefstathiou	$3,912
Michael C. Piraino	$3,694

(6)
The amounts shown in the “Total” column are the sum of the amounts shown in the columns for salary, bonus, restricted stock awards, restricted stock units, PVRSUs, stock option awards, non-equity incentive plan compensation, and all other compensation, as required by SEC rules. Because these sums combine cash payments earned by and made to the Named Executive Officers with amounts not earned by or paid to the Named Executive Officers but rather amounts reflecting the grant date fair value of restricted stock awards, restricted stock units, options, or PVRSUs held by the Named Executive Officers, the actual total amount earned in any year by a Named Executive Officer depends on future events and, for the reasons described in footnotes (1), (2), and (3) above, there is no assurance that the Named Executive Officers will realize a total sum at or near the values shown.

(7)	Mr. Ungaro’s annual salary was increased to $540,000 effective July 2, 2016.

(8)
The valuation methodology for the restricted stock units as described in footnote (1) assumes full vesting and maximum performance achievement and does not take into account the performance vesting criteria (and the reduced likelihood of vesting) associated with the PVRSUs included in the value of the restricted stock units. The PVRSUs vest, if at all, only upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2017, 2018 or 2019, or upon a change of control of Cray. The PVRSUs will expire completely if the milestones are not satisfied, or a change of control has not occurred, by the calendar day immediately following that date on which we file our Annual Report on Form 10-K with the SEC for the fiscal year ended December 31, 2019. No milestones were achieved and no shares vested in 2017.

(9)	Mr. Henry’s annual salary was increased to $400,000 effective July 2, 2016.

(10)	Mr. Morreale’s annual salary was increased to $325,000 effective July 2, 2016.

(11)
Dr. Papaefstathiou was appointed as our Senior Vice President, Research and Development on January 9, 2017. His salary reflects his partial service during 2017. Dr. Papaefstathiou was compensated based on an annual salary of $350,000.

(12)	This amount represents a one-time signing bonus received by Dr. Papaefstathiou.

(13)	This amount includes Dr. Papaefstathiou’s initial new hire equity awards, the size of which was determined as part of the negotiation of his total compensation package.

(14)
This amount reflects a one-time guaranteed minimum award amount. See “2017 Compensation Determinations – Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description.

(15)	Mr. Piraino’s annual salary was increased to $325,000 effective July 2, 2016.

Grants of Plan-Based Awards in 2017
The following table sets forth certain information with respect to the potential cash incentive awards and the equity awards for the year ended December 31, 2017, to the Named Executive Officers. See “2017 Compensation Determinations – Annual Cash Incentive Compensation Plan” and “2017 Compensation Determinations – Long-Term Equity Awards” in the Compensation Discussion and Analysis above.
Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards (shares)		Other Option Awards (underlying shares)		Exercise Price of Option Awards ($ per share) (2)	Grant Date Fair Value (3)

			Target	Maximum						Units	Options
Peter J. Ungaro	05/18/17	05/18/17	—	—	100,000	(4)	100,000	(5)	$18.00	$1,790,000	$776,000
	—	—	$810,000	$1,620,000	—		—		—	—	—
Brian C. Henry	05/18/17	05/18/17	—	—	40,000	(4)	40,000	(5)	$18.00	$716,000	$310,400
	—	—	$260,000	$520,000	—		—		—	—	—
Charles A. Morreale	05/18/17	05/18/17	—	—	20,000	(4)	20,000	(5)	$18.00	$358,000	$155,200
	—	—	$211,250	$422,500	—		—		—	—	—
Efstathios Papaefstathiou	01/09/17	11/29/16	—	—	26,000	(6)	—		—	$526,500	—
	01/09/17	11/29/16	—	—	36,000	(7)	—		—	$729,000	—
	05/18/17	05/18/17	—	—	35,000	(4)	35,000	(5)	$18.00	$626,500	$271,600
	—	—	$221,890	$443,781	—		—		—	—	—
Michael C. Piraino	05/18/17	05/18/17	—	—	25,000	(4)	25,000	(5)	$18.00	$447,500	$194,000
	—	—	$211,250	$422,500	—		—		—	—	—

(1)
The target and maximum payout levels represent, respectively, the target attainment (100%) and maximum attainment (200%). Additional information regarding the 2017 Executive Bonus Plan is included under “2017 Compensation Determinations – Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

(2)	In determining the exercise price, we use the most recent closing price per share for our common stock as reported by Nasdaq prior to the grant date of the stock option.

(3)
The grant date fair value of the restricted stock units and stock option grants is computed in accordance with ASC 718 and represents our total projected expense for financial reporting purposes of those units and grants. See the sections entitled “Share-Based Compensation” and “Shareholders’ Equity” in Notes 2 and 16 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017, for a description of the valuation of these restricted stock units and stock option grants, including key assumptions under the Black-Scholes pricing model for determining values of stock options; the values determined by the Black-Scholes model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of the stock options. There is no assurance that the stock options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named Executive Officer realizes, if any, from these restricted stock units and stock option grants depends on the market value of our common stock in the future when the Named Executive Officer sells the restricted stock units or the shares underlying the stock options, as the case may be, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

The valuation methodology for restricted stock units as described in this footnote assumes full vesting.

(4)
Reflects the number of restricted stock units granted on May 18, 2017, pursuant to our Amended and Restated 2013 Equity Incentive Plan. Twenty-five percent of the restricted stock units vest on each of the first, second, third, and fourth anniversaries of May 18, 2017. Restricted stock units are forfeitable upon certain events and also vest in full upon the death or Disability of the recipient and upon certain other events, as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.”

(5)
Reflects the number of stock options granted on May 18, 2017, pursuant to our Amended and Restated 2013 Equity Incentive Plan. Twenty-five percent of the stock options vest on May 18, 2018, with the remaining balance vesting monthly over the next 36 months, so that all options will be vested on May 18, 2021. Vesting of stock options is accelerated upon the death or Disability of the optionee and may be accelerated upon certain other events as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.” Additional information regarding the design and terms of these long-term equity awards is included under “2017 Compensation Determinations – Long-Term Equity Awards” and “2017 Compensation Determinations – Severance Policy and Change of Control Agreements” in the Compensation Discussion and Analysis above.

(6)
Reflects the number of PVRSUs granted to Dr. Papaefstathiou on January 9, 2017 pursuant to our Amended and Restated 2013 Equity Incentive Plan. The PVRSUs vest, if at all, upon the achievement of certain revenue and operating income milestones, if such milestones are both met in either fiscal year 2017, 2018, or 2019, or upon a change in control of Cray. Upon a change of control of Cray, the number of shares subject to the PVRSU that may be earned depends on the size of such change of control, and such earned shares will be subject to an additional one-year vesting cliff. The PVRSUs will expire completely if the milestones are not satisfied, or a change of control has not occurred, by the calendar day immediately following that date on which we file our Form 10-K with the SEC for the fiscal year ended December 31, 2019.

(7)
Reflects the number of restricted stock units granted to Dr. Papaefstathiou on January 9, 2017, pursuant to our Amended and Restated 2013 Equity Incentive Plan. Twenty-five percent of the restricted stock units vest on each of the first, second, third, and fourth anniversaries of January 9, 2017. Restricted stock units are forfeitable upon certain events and also vest in full upon the death or Disability of the recipient and upon certain other events, as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.”

Outstanding Equity Awards on December 31, 2017
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2017, held by the Named Executive Officers listed below.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Shares Underlying Unexercised Options			Option Exercise Price ($ per share)(3)	Option Expiration Date	Number of Shares That Have Not Vested (4)		Market Value of Shares That Have Not Vested (5)

Name	Exercisable (1)	Unexercisable (2)
Peter J. Ungaro	80,000	—		$6.63	05/16/18	9,000	(6)	$217,800
	150,000	—		$3.74	05/13/19	133,200	(7)	$3,223,440
	100,000	—		$5.47	05/12/20	15,000	(8)	$363,000
	100,000	—		$6.08	11/16/21	21,000	(9)	$508,200
	65,000	—		$12.08	07/01/22	100,000	(10)	$2,420,000
	53,000	—		$19.64	07/01/23
	32,249	3,751	(11)	$26.58	05/21/24
	19,374	10,626	(12)	$27.83	05/06/25
	11,083	16,917	(13)	$31.45	05/19/26
	—	100,000	(14)	$18.00	05/18/27

Brian C. Henry	21,667	—		$3.74	05/13/19	4,250	(6)	$102,850
	35,000	—		$12.08	07/01/22	66,600	(7)	$1,611,720
	29,000			$19.64	07/01/23	7,500	(8)	$181,500
	15,229	1,771	(11)	$26.58	05/21/24	10,500	(9)	$254,100
	9,687	5,313	(12)	$27.83	05/06/25	40,000	(10)	$968,000
	5,541	8,459	(13)	$31.45	05/19/26
	—	40,000	(14)	$18.00	05/18/27

Charles A. Morreale	17,000	—		$19.64	07/01/23	2,750	(6)	$66,550
	9,854	1,146	(11)	$26.58	05/21/24	66,600	(7)	$1,611,720
	6,458	3,542	(12)	$27.83	05/06/25	5,000	(8)	$121,000
	3,166	4,834	(13)	$31.45	05/19/26	6,000	(9)	$145,200
	—	20,000	(14)	$18.00	05/18/27	20,000	(10)	$484,000

Efstathios Papaefstathiou	—	35,000	(14)	$18.00	05/18/27	26,000	(7)	$629,200
						36,000	(15)	$871,200
						35,000	(10)	$847,000

Michael C. Piraino	53,900	—		$8.33	10/01/19	2,375	(6)	$57,475
	10,000	—		$5.47	05/12/20	66,600	(7)	$1,611,720
	13,570	—		$6.08	11/16/21	5,000	(8)	$121,000
	25,000	—		$12.08	07/01/22	6,000	(9)	$145,200
	17,000			$19.64	07/01/23	25,000	(10)	$605,000
	8,510	990	(11)	$26.58	05/21/24
	6,458	3,542	(12)	$27.83	05/06/25
	3,166	4,834	(13)	$31.45	05/19/26
	—	25,000	(14)	$18.00	05/18/27

(1)	All stock options listed in this column are fully vested and exercisable.

(2)
Vesting of stock options is accelerated upon the death or Disability of the optionee and may be accelerated upon certain other events, as discussed below in “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table.”

(3)
The option exercise prices were set at 100% of fair market value of our common stock using the most recent closing price per share for our common stock as reported by Nasdaq prior to the grant date of the stock option award.

(4)
Restricted stock awards and restricted stock units are forfeitable upon certain events. Time-based vesting restricted stock awards and time-based vesting restricted stock units also vest in full upon the death or Disability of the recipient and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “2017 Compensation Determinations – Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements – Narrative to the Termination of Employment and Change of Control Payments Table – Equity Plans and Equity Award Agreements” below.

(5)
Determined by multiplying the closing price of $24.20 per share for our common stock as reported by Nasdaq on December 29, 2017, the last trading day of the year, by the number of unvested restricted shares then held by the Named Executive Officer. Additional information regarding the design and terms of these long-term equity awards are included under “2017 Compensation Determinations – Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Termination of Employment and Change of Control Arrangements – Equity Plans and Equity Award Agreements” below.

(6)
Twenty-five percent of the restricted stock awards from this grant vested on each of May 21, 2015, May 21, 2016, and May 21, 2017, and twenty-five percent of the restricted stock awards from this grant will vest on May 21, 2018.

(7)
These PVRSUs vest, if at all, upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2017, 2018, or 2019 (with achievement to be determined, generally, no later than July 1 of each subsequent calendar year), or upon a change in control of Cray. Upon a change of control of Cray, the number of shares subject to the PVRSU that may be earned depends on the size of such change of control, and such earned shares will be subject to an additional one-year vesting cliff. Vesting is subject to the executive officers’ provision of services to us on the applicable determination or vesting dates. These PVRSUs will expire completely if the milestones are not satisfied, or a change of control has not occurred, by the calendar day immediately following that date on which we file our Annual Report Form 10-K with the SEC for the fiscal year ended December 31, 2019. No milestones were achieved and no shares vested in 2017.

(8)
Twenty-five percent of the restricted stock units from this grant vested on May 6, 2016 and May 6, 2017, and twenty-five percent of the restricted stock units from this grant will vest on each of May 6, 2018 and May 6, 2019.

(9)
Twenty-five percent of the restricted stock units from this grant vested on May 19, 2017, and twenty-five percent of the restricted stock units from this grant will vest on each of May 19, 2018, May 19, 2019, and May 19, 2020.

(10)	Twenty-five percent of the restricted stock units from this grant will vest on each of May 18, 2018, May 18, 2019, May 18, 2020, and May 18, 2021.

(11)
Twenty-five percent of the options from this grant vested on May 21, 2015, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 21, 2018.

(12)
Twenty-five percent of the options from this grant vested on May 6, 2016, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 6, 2019.

(13)
Twenty-five percent of the options from this grant vested on May 19, 2017, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 19, 2020.

(14)
Twenty-five percent of the options from this grant will vest on May 18, 2018, and the remaining balance will vest monthly over the following 36 months so that all of these options will be vested on May 18, 2021.

(15)
Twenty-five percent of the restricted stock units from this grant to Dr. Papaefstathiou vested on January 9, 2018, and twenty-five percent of the restricted stock units from this grant will vest on each of January 9, 2019, January 9, 2020, and January 9, 2021.

2017 Option Exercises and Stock Vested
The following table provides information regarding options exercised by and stock awards vested for the Named Executive Officers during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Peter J. Ungaro	—	—	35,375	$641,950
Brian C. Henry	—	—	18,000	$326,900
Charles A. Morreale	16,797	$122,428	11,250	$204,425
Efstathios Papaefstathiou	—	—	—	—
Michael C. Piraino	31,100	$444,642	10,875	$197,788

(1)	Represents the number of shares acquired upon exercise of vested options.

(2)	Represents the value of options exercised calculated by determining the difference between the market price of our common stock as reported by Nasdaq at exercise and the exercise price of the options.

(3)	Represents the number of shares acquired upon vesting of restricted stock awards and restricted stock units.

(4)
Represents the value of vested restricted stock awards and vested restricted stock units calculated by multiplying the number of vested restricted stock awards and vested restricted stock units by the market value of our common stock as reported by Nasdaq on the vesting date or, if the vesting occurred on a day on which Nasdaq was closed for trading, the trading day immediately prior to the vesting date.

Termination of Employment and Change of Control Arrangements
We have adopted an Executive Severance Policy and entered into certain change of control agreements (titled Management Retention Agreements (as defined below)), designed to attract and retain officers in a competitive marketplace for talent, to retain officers during the uncertainty of rumored or actual fundamental corporate changes, and to ensure that the officers evaluate any potential acquisition situations impartially, without concern for how they may be personally affected. In addition, stock option, restricted stock, and restricted stock unit agreements, including those held by our Named Executive Officers, provide for certain accelerated vesting rights. We believe that these arrangements are important competitive considerations as it is generally believed that it takes senior corporate officers significant time to find new employment after their employment ends. We have a policy that prohibits the inclusion of any new provisions related to 280G gross-up payments and requires the removal of any provisions related to 280G gross-up payments in any existing agreement or arrangement with any executive officer in the event the material compensation terms of any such arrangement or agreement are amended in a manner that is materially favorable to the executive. These policies and agreements are described in the “Narrative to the Termination of Employment and Change of Control Payments Table” below.
The following discussion and table summarize the compensation that would have been payable to each Named Executive Officer under the various scenarios assuming termination of his employment at the close of business on December 31, 2017. The payments summarized in the following table are governed by the various agreements and arrangements described below.
No special payments are due if any of the Named Executive Officers terminates his employment voluntarily without Good Reason or is terminated for Cause, as those terms are defined in our policies and agreements. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her Cray 401(k) Plan account. We do not accrue vacation pay for the Named Executive Officers or other senior officers. On the same basis as we provide benefits to all of our U.S. employees, the Named Executive Officers have life insurance and disability benefits.
The actual amounts to be paid to and the value of stock options, restricted stock, and restricted stock units held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Termination of Employment and Change of Control Payments

Name and Termination Event	Severance Payment (1)	Accelerated Restricted Stock Awards and Restricted Stock Units (2)	Accelerated Stock Options (3)	Accelerated Performance Vesting Restricted Stock Units (4)	Continued Benefit Plan Coverage (5)	Total (6)
Peter J. Ungaro
Death/Disability	—	$3,509,000	$620,000	—	—	$4,129,000
Resignation for Good Reason or Termination without Cause	$1,350,000	$331,734	—	—	$59,464	$1,741,198
After Change of Control, Resignation for Good Reason or Termination without Cause	$2,700,000	$3,509,000	$620,000	$3,223,440	$63,865	$10,116,305
Retirement	—	$331,734	—	—	—	$331,734
Brian C. Henry
Death/Disability	—	$1,506,450	$248,000	—	—	$1,754,450
Resignation for Good Reason or Termination without Cause	$660,000	$162,309	—	—	$78,097	$900,406
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,320,000	$1,506,450	$248,000	$1,611,720	$87,559	$4,773,729
Retirement	—	$162,309	—	—	—	$162,309
Charles A. Morreale
Death/Disability	—	$816,750	$124,000	—	—	$940,750
Resignation for Good Reason or Termination without Cause	$536,250	$102,318	—	—	$71,001	$709,569
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,072,500	$816,750	$124,000	$1,611,720	$78,207	$3,703,177
Retirement	—	$102,318	—	—	—	$102,318
Efstathios Papaefstathiou
Death/Disability	—	$1,718,200	$217,000	—	—	$1,935,200
Resignation for Good Reason or Termination without Cause	$484,390	$—	—	—	$62,914	$547,304
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,143,781	$1,718,200	$217,000	$629,200	$67,315	$3,775,496
Retirement	—	—	—	—	—	$—
Michael C. Piraino
Death/Disability	—	$928,675	$155,000	—	—	$1,083,675
Resignation for Good Reason or Termination without Cause	$536,250	$97,018	—	—	$62,914	$696,182
After Change of Control, Resignation for Good Reason or Termination without Cause	$1,072,500	$928,675	$155,000	$1,611,720	$67,315	$3,835,210
Retirement	—	$97,018	—	—	—	$97,018

(1)
Except for termination events following a Change of Control, the amounts shown in this column for the Named Executive Officers are the salary and bonus cash severance amounts due under the Executive Severance Policy. The amounts due under the Executive Severance Policy are to be paid in a single lump sum payment. The bonus cash severance amount included in this column assumes 100% achievement under our 2017 Executive Bonus Plan.

For a termination within two years following a Change of Control due to a resignation for Good Reason or a termination without Cause, including a termination by Mr. Ungaro or by Mr. Henry pursuant to their election in the seventh month following a Change of Control if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control, the amounts shown in this column are the salary and bonus cash severance amounts due under our Management Retention Agreements and are payable in a lump sum payment. The bonus cash severance amount included in this column assumes 100% achievement under our 2017 Executive Bonus Plan.

(2)
Except for PVRSUs, all unvested restricted stock awards and restricted stock units vest in full upon (x) death or Disability or (y) if following a Change of Control, the Named Executive Officer is terminated without Cause or resigns for Good Reason (each as defined in the applicable equity agreement).

Except for PVRSUs, if (x) a Named Executive Officer has held restricted stock awards or restricted stock units for 18 months and his employment is terminated for any reason other than Cause, or (y) a Named Executive Officer retires after the age of 65, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock award or restricted stock unit compared to the applicable vesting period.
The amounts shown in this column reflect the value of the Named Executive Officer’s unvested restricted stock awards and/or restricted stock units with vesting accelerated in full as of December 31, 2017, based on these terms and assuming for purposes of disclosure that each Named Executive Officer was of the age to be eligible for the pro-rata retirement benefit as of December 31, 2017. The value of the unvested restricted stock awards and/or restricted stock units held by each Named Executive Officer was calculated based upon the aggregate market value of such shares. We used a price of $24.20 per share to determine market value, which was the closing market price of our common stock as reported by Nasdaq on December 29, 2017, the last trading day of the year. See the “Outstanding Equity Awards on December 31, 2017” table above for a description of the unvested restricted stock then held by each Named Executive Officer.

(3)
In the event of death or Disability (each as defined in the applicable equity agreement or plan), all unvested options vest in full and become exercisable and all option holders have a 12-month period or, if earlier, until the expiration date of the options to exercise their options.

The amounts shown in this column reflect the value of the Named Executive Officer’s unvested stock options with vesting accelerated in full as of December 31, 2017. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the Named Executive Officer would be required to pay upon exercise of those stock options. We used a price of $24.20 per share to determine market value, which was the closing market price of our common stock as reported by Nasdaq on December 29, 2017, the last trading day of the year. Stock options with an exercise price above $24.20 are not included in the calculations.
Under the Management Retention Agreements, if there is either a termination without Cause or a resignation for Good Reason within two years after a Change of Control, all unvested options vest in full and become exercisable and the optionee has 12 months to exercise all of his options or, if earlier, until the expiration date of the options.
See the “Outstanding Equity Awards on December 31, 2017” table above for a description of the options vested and unvested as of December 31, 2017.

(4)
Under our PVRSUs granted on January 9, 2017 to Dr. Papaefstathiou and on March 4, 2015 to Messrs. Ungaro, Henry, Morreale, and Piraino, the PVRSUs vest, if at all, only upon the achievement of certain revenue and operating income milestones, if such milestones are both met in either fiscal year 2017, 2018 or 2019, or upon a change in control of Cray (as defined in the PVRSU agreement). Upon a change of control of Cray, 50% of the shares subject to the PVRSU will be earned if such change of control is of a certain level and 100% of the shares subject to the PVRSU will be earned if such change of control is of a certain higher level, and such earned shares will be subject to an additional one-year vesting cliff. If, following a change of control, a Named Executive Officer is terminated without Cause or resigns for Good Reason (each as defined in the PVRSU agreement), all of the earned shares will accelerate in full. The amounts shown in this column reflect 100% of the shares subject to the PVRSU being earned upon a change of control and 100% of such shares accelerating to December 31, 2017. We used a price of $24.20 per share to determine market value, which was the closing market price of our common stock as reported by Nasdaq on December 29, 2017, the last trading day of the year.

(5)
The amounts shown in this column, as provided in our Executive Severance Policy, reflect the cost of COBRA coverage for medical, dental, vision, and orthodontia benefits (benefits that the individual and any of his dependents were receiving immediately prior to close of business on December 31, 2017) and the premiums for $500,000 of term life insurance for 18 months (for resignation for good reason or termination without cause) and the premiums for $500,000 of term life insurance for 24 months (for after a change of control event, resignation for good reason, or termination without cause), based on the costs for such benefits in January 2018, plus $12,000 for executive outplacement services for each Named Executive Officer. The COBRA expense is based on monthly cost for such coverage based on 2018 enrollment for 18 months and assumes a 5% inflationary trend; the life insurance premiums are based on January 2018 expense with no assumed increase. In all cases, these payments would cease if, before the applicable time periods were completed, a Named Executive Officer becomes employed with another employer that offers such benefits.

(6)
The actual amounts to be paid to and the value of stock options, restricted stock awards, restricted stock units, and PVRSUs held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination and depend on the facts and circumstances then applicable.

Narrative to the Termination of Employment and Change of Control Payments Table
While we have offer letters to senior officers, including the Named Executive Officers, that set out terms of their initial compensation and agreements regarding confidential information and ownership of intellectual property, we do not have employment agreements with our senior officers and each of them is employed “at will.” Our senior officers, including our Named Executive Officers, are covered by our Executive Severance Policy and a more limited group of senior officers, including our Named Executive Officers, are parties to Management Retention Agreements that come into effect upon a Change of Control. In addition, our stock option plans, restricted stock agreements, restricted stock unit agreements, and PVRSU agreements contain provisions that apply to terminations of employment.
Executive Severance Policy. In October 2002, our Board adopted an Executive Severance Policy that covered, in addition to other employees, our then senior executive officers. We updated the Executive Severance Policy in late 2008 to comply with Section 409A of the IRC and in December 2010 in order to comply with Section 409A of the IRC and eliminate unnecessarily complex provisions. The Executive Severance Policy covers our officers, including the Named Executive Officers, to the extent that he or she is not otherwise covered by his or her Management Retention Agreement described below.
Under the Executive Severance Policy, if a Named Executive Officer is terminated without Cause or if he resigns with Good Reason, as such terms are defined in the Executive Severance Policy, then, among other things, such Named Executive Officer is entitled to the following benefits:

•
A single lump sum payment equal to his per pay period base salary rate multiplied by the Applicable Severance Period (Applicable Severance Period means, for Messrs. Ungaro and Henry, 12 months; and for Messrs. Morreale and Piraino and Dr. Papaefstathiou, nine months plus one month for each year of service as an officer, up to a maximum of 12 months);

•
A single lump sum payment equal to his Incentive Compensation (Incentive Compensation means, for Messrs. Ungaro and Henry, 100% of their respective target award under our annual cash incentive plan for executive officers; and for Messrs. Morreale and Piraino and Dr. Papaefstathiou, a pro-rata portion (based on the quarter of the fiscal year in which the termination occurred) of his respective target incentive award under our annual cash incentive plan for executive officers));

•
Continuation of coverage under COBRA for medical, dental, vision, and orthodontia benefits and life insurance benefits, in each case, during the Applicable Severance Period (or up to 18 months in the Company’s discretion) or until such time as he is offered these benefits by a subsequent employer; and

•	Executive outplacement services.
In order to receive these benefits, the Named Executive Officer must provide us with a general release and continue to comply with his confidentiality and other agreements with us. We also have the right to modify, terminate, or add or delete individuals covered by the Executive Severance Policy at any time prior to a change of control (as defined in Section 409A of the IRC) or until delivery of a notice of termination with respect to an officer covered by the Executive Severance Policy.
Management Retention Agreements. In 2008, we began entering into change of control agreements with Named Executive Officers and certain other senior officers. In 2011, we amended the form of management retention agreement, which modified the earlier agreements to comply with Section 409A of the IRC (Management Retention Agreements). Payments are made under the Management Retention Agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there must be a Change of Control; and, second, within 24 months after the Change of Control, the officer’s employment is terminated without Cause or the officer resigns for Good Reason, as such terms are defined in the agreement. Additionally, Messrs. Ungaro and Henry each have a provision that provides that, for a one-month period beginning six months following a Change of Control, he can resign and receive the benefits under his Management Retention Agreement if at such time he no longer holds his same position and reporting relationship at a company registered under the Exchange Act as he held with us prior to the Change of Control. This was added as a competitive provision and balanced the key nature of their current position with a publicly held company, the loss of which constitutes a substantial diminution of job responsibilities and duties, and the provision of an appropriate period following a Change of Control to permit negotiations as to the their respective positions, if any, with the new controlling entity. If the Management Retention Agreement applies, then, among other things, such Named Executive Officer is entitled to the following benefits:

•
A single lump sum cash payment equal to two times his Compensation (Compensation means one year of base salary at the highest base salary rate that he was paid in the 12-month period prior to the date of his termination, plus 100% of his target award under our annual cash incentive plan for executive officers that he was eligible to receive in that 12-month period);

•	Acceleration of the vesting of all of his stock options and he would have 12 months to exercise the stock options after termination or, if earlier, until the options expire;

•	Reimbursement for all COBRA payments for medical benefits for 18 months;

•	Reimbursement of the premiums for a term life insurance policy for 24 months following termination; and

•
In certain circumstances, if he incurs excise tax due to the application of Section 280G of the IRC, an additional cash payment so that he will be in the same position as if the excise tax were not applicable, and legal fees and other costs incurred with respect to any challenge by the Internal Revenue Service to these calculations and payments.

In the prior agreements, we provided for a tax gross-up payment if payments are subject to an “excess parachute payment” excise tax. We believed at the time these agreements were entered into that tax gross-up payments were an appropriate component of executive compensation so that the recipient could receive the benefit of the intended compensation without regard to the complexity of the calculations of “excess parachute payments” and because the payment would be limited to two times annual compensation and benefits rather than the higher levels generally permitted by IRC before the excise tax is imposed. We have a policy that mandates any future amendments to these retention agreements meeting specific criteria must remove these gross-up payments and that no gross-up payments be included in any new retention agreements.
Equity Plans and Equity Award Agreements
Our equity incentive plans generally provide that upon termination of employment, other than for Cause, death, or permanent and total disability (as defined in the IRC), outstanding stock options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause, as defined in the applicable equity incentive plan, or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination, except for the Amended and Restated 2013 Equity Incentive Plan in which case if an optionee is terminated for Cause, the option will terminate on the optionee’s termination date.
Under our equity incentive plans, if a change in control occurs and the outstanding stock options, time-based vesting restricted stock awards, and time-based vesting restricted stock units are not continued or assumed by the successor entity or paid out in an amount equal to the excess of the fair market value over the exercise price or purchase price, then our stock options, time-based vesting restricted stock awards, and time-based vesting restricted stock units (other than our PVRSUs) would vest in full and each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested. We believe that acceleration of vesting of options, restricted stock awards, and restricted stock units is appropriate when the stock option, restricted stock award, or restricted stock unit are not continued or assumed by the successor company or paid out in an amount equal to the excess of the fair market value over the exercise price or purchase price, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control.
Our stock option agreements generally provide that if the holder’s employment is terminated due to death or disability, all of the options not then vested shall immediately vest in full.
In addition, our restricted stock award agreements and our restricted stock unit agreements (other than our PVRSU agreements) generally provide that if (x) a holder’s employment is terminated without Cause or for Good Reason following a change of control or (y) a holder dies or suffers a Disability, all restricted shares not then vested shall immediately vest. In addition, if (x) a holder has held restricted stock units or restricted stock awards for 18 months and his or her employment is terminated for any reason other than Cause or (y) a holder retires (after reaching age 65), the holder receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock units or restricted stock compared to the total vesting period.

Under our PVRSU agreements, such PVRSUs will be earned and vest in full upon the achievement of certain revenue and operating income milestones, both of which must be met, in either fiscal year 2017, 2018, or 2019, subject to the Named Executive Officer’s continued service to Cray on such date. In addition, upon a change of control of Cray (as defined in the PVRSU agreement), 50% of the shares subject to the PVRSU will be earned if the change of control is of a certain level and 100% of the shares subject to the PVRSU will be earned if the change of control is of a certain higher level, and such earned shares will be subject to an additional one-year vesting cliff, subject to the Named Executive Officer’s continued service to Cray. If, following a change of control, a Named Executive Officer is terminated without Cause or resigns for Good Reason (each as defined in the PVRSU agreement), all of the earned shares will accelerate in full. Likewise, if the PVRSUs are not assumed, the earned shares will accelerate in full. None of the PVRSUs were vested in 2017.
CEO Pay Ratio
Our ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO) for 2017 is 28:1. We believe this ratio, which was calculated in a manner consistent with Item 402(u) of Regulation S-K, to be a reasonable estimate based upon the assumptions described below.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2017 (employee population determination date). We considered all individuals, excluding our CEO, who were employed by us on a world-wide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal, or temporary basis, including employees on a partial year leave of absence, subject to the application of the “de minimis” exemption as described below.
The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees as of the employee population determination date, was 1,273, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. Accordingly, in identifying the median employee, we used the de minimis exemption to exclude employees in foreign countries with three or fewer employees for administrative convenience as follows: Brazil (3), Italy (3), Netherlands (1), New Zealand (1), Saudi Arabia (3), Singapore (3), Sweden (1), Taiwan (2), and United Arab Emirates (1).
The compensation measures used for purposes of identifying the median employee included cash compensation paid between January 1, 2017 and December 31, 2017, including, as applicable, salary or wages plus overtime, commissions, annual bonus payments with respect to the 2016 performance period that were paid in 2017, one-time discretionary bonuses, and cash allowances in certain foreign jurisdictions. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on the employee population determination date. We did not make any cost-of-living adjustments for employees outside of the United States.
Using this methodology, we identified the median employee who is based in the United States.
The annual total compensation for 2017 for our CEO was $3,109,572. The median of the annual total compensation of our median employee was $109,300. We calculated the annual total compensation for the median employee using the same methodology we use to calculate the amount reported for our named executive officers in the “Total” column of the Summary Compensation Table.
In identifying the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.
Compensation Committee Interlocks and Insider Participation
In 2017, Mr. Schireson (Chair), Mr. Kiely, and Mr. Turner served on our Compensation Committee. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries in 2017 or formerly or had any relationship that is required to be disclosed under Item 404 of Regulation S‑K. In addition, none of our executive officers currently serves or has served on the board of directors or Compensation Committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS
We recognize that transactions between us and any of our significant shareholders, directors, executive officers, and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board has adopted a written Related Person Transaction Policy that requires the Audit Committee of our Board to review and, if appropriate, approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members has a direct or an indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Audit Committee determines, and the Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our website at www.cray.com under “Company – Investors – Corporate Governance – Governance Documents.” We did not enter into any transaction in 2017 requiring Audit Committee approval or ratification under our Related Person Transaction Policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s consolidated financial statements. As set forth in its charter, which can be found at www.cray.com under “Company – Investors – Corporate Governance,” the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s consolidated financial statements and reports, as well as of the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee periodically meets separately with our management, without the auditors present, and with the auditors, without management present. The Audit Committee believes it has satisfied its charter responsibilities for 2017.
The Company reported no material weaknesses in its system of internal controls over financial reporting and has received favorable opinions from the independent auditors for each year since 2004, including for 2017. The Company included the 2017 report and opinion in its Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee met in person or by telephone nine times in 2017. In the course of these meetings, the Audit Committee reviewed the results of audit examinations, evaluations of the Company’s internal controls and the overall quality of its financial reporting.
In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent auditors responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Peterson Sullivan LLP, the Company’s independent registered public accounting firm, did not perform any non-audit services for the Company in 2016 or 2017. See “Discussion of Proposals Recommended by the Board – Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018” below.
The Audit Committee engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2017, and reviewed its overall audit scope and plans. The Audit Committee also has discussed with Peterson Sullivan LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Peterson Sullivan LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Peterson Sullivan LLP its independence from the Company.
The Audit Committee has engaged Peterson Sullivan LLP as the Company’s independent registered public accounting firm for 2018. In taking this action, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for the Company in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the shareholders to ratify the appointment of Peterson Sullivan LLP as the Company’s independent registered public accounting firm at the Annual Meeting. The Board has followed the Audit Committee’s recommendation. See “Discussion of Proposals Recommended by the Board – Proposal 3: To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018” below.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for 2017 with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the consolidated financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

The Audit Committee

Daniel C. Regis, Chair
Sally G. Narodick
Brian V. Turner

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
Proposal 1:    To Elect Eight Directors Each to Serve a One-Year Term
Our Bylaws provide that our Board shall consist of no less than five and no more nine members, with the exact number of members within the variable range to be fixed from time to time by resolution of the Board. On December 14,2017, our Board authorized an increase in the size of the Board from seven to eight members and, upon the recommendation of our Corporate Governance Committee, appointed Ms. Fallon as a director of Cray effective as of December 14, 2017. As of April 20, 2018, all eight directors on our Board serve with terms ending at the Annual Meeting. The Board has nominated Dr. Banerjee, Ms. Fallon, Mr. Kiely, Ms. Narodick, Mr. Regis, Mr. Schireson, Mr. Turner, and Mr. Ungaro for re-election to the Board, each to hold office until the annual meeting of shareholders in 2019.
We know of no reason why any nominee would be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, then the Board may fill the vacancy.
Majority Vote Standard for Director Election
Our Bylaws require that in a non-contested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. The following shall not be considered a vote cast: a share whose ballot is marked as withheld; a share otherwise present at the meeting but for which there is an abstention; or a share otherwise present at the meeting as to which a shareholder gives no authority or direction. In a contested election, the directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceeds the number of directors to be elected.
In a non-contested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.
The Board may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Corporate Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote in a non-contested election and make a recommendation to the Board about filling the office. The Board will act on the Corporate Governance Committee’s recommendation within 90 days after the certification of the shareholder vote. No director who fails to receive a majority vote in a non-contested election will participate in the Corporate Governance Committee’s recommendation or the Board’s decision about filling his or her office.
Board Recommendation: The Board recommends that you vote “FOR” the election of all nominees for director.
Director Qualifications
The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.
Information about the number of shares of common stock beneficially owned by each director appears above under “Our Common Stock Ownership.” There are no family relationships among any of the directors and executive officers of Cray.

Prithviraj (Prith) Banerjee
Dr. Banerjee, 57, joined our Board in 2013. Since September 2015, Dr. Banerjee has been Executive Vice President and Chief Technology Officer of Schneider Electric, a global specialist in energy management and automation. Previously, between 2013 and 2015, Dr. Banerjee was Managing Director of Global Technology Research and Development at Accenture. Prior to Accenture, from 2012 to 2013, he led the technology direction of ABB Ltd., a power and automation company, as its Executive Vice President and Chief Technology Officer. From 2007 until 2012, he served as Senior Vice President of Research at the Hewlett-Packard Company and served as the Director of HP Labs, the company’s central research organization. Throughout his career, Dr. Banerjee has held several academic positions, including Dean of the College of Engineering at the University of Illinois at Chicago, Professor and Chairman of Electrical and Computer Engineering at Northwestern University, and the Director of the Computational Science and Engineering program and Professor of Electrical and Computer Engineering at the University of Illinois at Urbana-Champaign. Additionally, Dr. Banerjee founded two electronic design automation companies, BINACHIP Inc. and AccelChip Inc. Dr. Banerjee currently serves on the technical advisory board of Cypress Semiconductor Corporation and previously served on the Computer Science Advisory Board of the National Academy of Engineering, the advisory board for the Anita Borg Institute for Women and Technology and on the technical advisory boards of several private companies, including Ambit Design Systems, Inc., Atrenta Inc. and Calypto Design Systems, Inc. He is a Fellow of the American Association for the Advancement of Science, the Association for Computing Machinery and the Institute of Electrical and Electronics Engineers. He received a B.Tech from the Indian Institute of Technology and an M.S. and Ph.D. in Electrical Engineering from the University of Illinois at Urbana-Champaign. We believe Dr. Banerjee’s qualifications to sit on our Board of Directors include his vast experience with high-technology, his deep technical expertise and his significant experience developing technology strategies.
Catriona M. Fallon
Ms. Fallon, 47, joined our Board in December 2017. Since January 2018, Ms. Fallon has served as Senior Vice President, Networks Segment at Itron Inc., and previously served as Executive Vice President and Chief Financial Officer from April 2017 until Itron’s acquisition of Silver Spring Networks, Inc. in January 2018. From August 2015 to March 2017, she served as Executive Vice President and Chief Financial Officer at Marin Software Incorporated, an enterprise marketing software company. Prior to joining Marin Software, from December 2013 to August 2015, Ms. Fallon was the Vice President of Finance and Chief of Staff to the Chief Financial Officer at Cognizant Technology Solutions, a business and technology services company. Ms. Fallon’s experience also includes over four years at Hewlett-Packard Company, where she held several leadership positions including Vice President of Strategy and Financial Planning, Director of Investor Relations, and Director of Strategy and Corporate Development. She has also served as an equity analyst covering media and technology companies at Citigroup Investment Research and has held roles with Piper Jaffray & Company, McKinsey & Company, and Oracle Corporation. Ms. Fallon received a B.A. in economics from UCLA and an M.B.A. from Harvard Business School. We believe that Ms. Fallon’s experiences as a senior finance executive, including as the chief financial officer of other publicly-traded technology companies, qualifies her to serve on our board of directors.
Stephen C. Kiely
Mr. Kiely, 72, joined our Board in 1999, was appointed Lead Director in January 2005 and non-executive Chairman of the Board in August 2005. From 1999 to July 2008, he was Chairman of Stratus Technologies, Inc., a provider of fault tolerant computer servers, technologies and services. Mr. Kiely served as Chief Executive Officer of Stratus Technologies from 1999 through June 2005. He joined Stratus Technologies in 1994 and held various executive positions, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer Inc. and IBM. Mr. Kiely was a member of the board of directors of Stratus Technologies from 1999 to 2014. Mr. Kiely received a B.A. from Fairfield University and an M.S. in Management from the Stanford University Graduate School of Business. We believe Mr. Kiely’s qualifications to sit on our Board of Directors include his significant experience as a Chief Executive Officer and executive in the computer and information technology industries, combined with his corporate governance expertise.
Sally G. Narodick
Ms. Narodick, 72, joined our Board in 2004. She is a retired educational technology and e-learning consultant. From 2000 to 2004, Ms. Narodick was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company.

Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. Ms. Narodick previously served as a member on the boards of Penford Corporation from 1993 to 2015, SumTotal Systems from 1999 to 2009, Puget Energy, Inc. from 1989 to 2009 and Solutia Inc. from 2000 to 2008. A graduate of Boston University, Ms. Narodick received an M.A. in Teaching from Teachers College, Columbia University, and an M.B.A. from New York University. We believe Ms. Narodick’s qualifications to sit on our Board of Directors include her years of experience as a technology consultant and Chief Executive Officer of a technology company combined with her Board and financial management expertise.
Daniel C. Regis
Mr. Regis, 78, joined our Board in 2003. He is currently the General Partner of Regis Investments, LP and has served in this role since 1998. He was Chairman of the advisory board for Fluke Venture Partners II, LP, a Northwest venture capital partnership, from 2004 to 2011. From 2000 to 2009, he was Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. During that time, he was also a director or chairman of several pre-public companies. Prior to 1996, Mr. Regis spent more than 30 years with Price Waterhouse LLP, including serving as Managing Partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. From 2003 to 2015, Mr. Regis served as a member of the board of directors of Columbia Banking Systems, Inc., was a member of its audit committee and chaired its Risk Management Committee from 2010 to 2015. In 2004, Mr. Regis was a member of the audit committee of Art Technology Group, Inc. and also joined their board and became Chairman of the board of directors in 2005, where he served in this role until January 2011 when Art Technology Group merged with Oracle Corporation. From 2003 to 2004, Mr. Regis was a member of the board of directors of Primus Knowledge Solutions, Inc. until its merger with Art Technology Group, Inc. in 2004 and chaired its audit committee. He received a B.S. from Seattle University. We believe Mr. Regis’ qualifications to sit on our Board of Directors include his over three decades of experience in finance and accounting, including as a managing partner at a national accounting firm, as well as his experience evaluating and directing technology companies.
Max L. Schireson
Mr. Schireson, 47, joined our Board in 2014. Mr. Schireson is a consultant to a variety of technology companies and has served as Executive in Residence at Battery Ventures, a technology focused investment firm, since August 2016. Prior to his consulting work, Mr. Schireson was at MongoDB, Inc. from February 2011 to December 2014, where he was Chief Executive Officer from January 2013 to September 2014, President from February 2011 to January 2013 and Vice Chairman from August 2014 to December 2014. Fortune 500 companies and startups alike are using MongoDB to create new types of applications, improve customer experience, accelerate time to market and reduce costs. Prior to MongoDB, Mr. Schireson spent over seven years at MarkLogic, provider of a database for unstructured information, where he played a variety of executive roles including Chief Operating Officer. Before MarkLogic, Mr. Schireson spent nine years at Oracle where he held a number of roles including Chief Applications Architect and Vice President, E-Commerce and Self Service Applications. We believe Mr. Schireson’s qualifications to sit on our Board of Directors include his experience as a technology executive and Chief Executive Officer, his deep experience in software and his technical expertise.
Brian V. Turner
Mr. Turner, 58, was appointed to our Board on April 18, 2016. He was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of RealNetworks, Inc., a digital media and technology company. Prior to RealNetworks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corporation, an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance. Mr. Turner has served as a Director of Microvision, Inc. since 2006 and currently serves as the Chairman of the Board and Lead Independent Director, and also serves on its Compensation and Audit Committees. Mr. Turner sits on various private company boards. We believe Mr. Turner’s qualifications to sit on our Board of Directors include his financing expertise and knowledge of operational finance and accounting.
Peter J. Ungaro
Mr. Ungaro, 49, has served as Chief Executive Officer and as a member of our Board since August 2005 and as President since March 2005. From September 2004 until August 2005, Mr. Ungaro served as our Senior Vice President responsible for sales, marketing and services and from August 2003 until September 2004, he served as Vice President responsible for sales and marketing. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM beginning in April 2003 and as IBM’s Vice President, Worldwide HPC Sales beginning in February 1999. He also held a variety of other sales leadership positions at IBM beginning in 1991. Mr. Ungaro received a B.A. from Washington State University. We believe Mr. Ungaro’s qualifications to sit on our Board of Directors include his many years of experience as a leader in the high performance computing industry as both a sales and operational executive, including more than 10 years as our Chief Executive Officer, and his extensive sales and marketing expertise.
Proposal 2:    Advisory and Non-Binding Vote on the Compensation of Our Named Executive Officers
We are asking our shareholders to vote, on an advisory and non-binding basis, to approve the compensation of our Named Executive Officers as disclosed pursuant to the “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. As described in detail under “Compensation Discussion and Analysis” above, our executive compensation programs are designed to align the interests of our executive officers with those of our shareholders, as well as attract, motivate, and retain key employees who are critical to our success. Under these programs, our executive officers, including our Named Executive Officers, are motivated to achieve specific financial and strategic objectives that are expected to increase shareholder value. Please read the “Compensation Discussion and Analysis” and the accompanying tables and narrative discussion for additional details about our executive compensation programs, including information about the 2017 compensation of our Named Executive Officers. We currently provide this advisory vote to our shareholders on an annual basis.
Recommendation
We are asking for shareholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the resolution set forth below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.
“RESOLVED, that the shareholders approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2018 Annual Meeting of Shareholders.”
Even though this say-on-pay vote is advisory and therefore will not be binding on us, we value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.
Board Recommendation: The Board recommends that you vote “FOR” Proposal 2 to approve of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.
Proposal 3:     To Ratify the Appointment of Peterson Sullivan LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018
The Audit Committee has retained Peterson Sullivan LLP to serve as our independent registered public accounting firm to conduct an audit of our consolidated financial statements for 2018, and the Board has directed that our management submit the selection of Peterson Sullivan LLP for ratification by the shareholders at the Annual Meeting. In retaining Peterson Sullivan LLP, the Audit Committee considered carefully Peterson Sullivan LLP’s performance for us in that capacity since its retention in mid-2005, its independence with respect to the services to be performed, and its general reputation for adherence to professional auditing standards.

Board Recommendation: The Board recommends that you vote “FOR” Proposal 3 to ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2018.
Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. The Board is, however, submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of ratifying this selection, the Audit Committee will reconsider whether to retain Peterson Sullivan LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders vote on an advisory basis in favor of ratifying the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.
Representatives of Peterson Sullivan LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Services and Fees
The following table lists the fees for services rendered by Peterson Sullivan LLP for 2016 and 2017:

Services	2016	2017
Audit Fees (1)	$545,544	$576,159
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$545,544	$576,159

(1)
Audit services billed in 2016 and 2017 consisted of audits of our annual consolidated financial statements, audits of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly consolidated financial statements, statutory and regulatory audits, consents, comfort letters, and other services related to filings with the SEC and capital-raising offerings.

(2)	No audit-related services were billed in 2016 or 2017.

(3)	No tax services were billed in 2016 or 2017.

(4)	There were no fees billed for other services in 2016 or 2017.
Peterson Sullivan LLP to date has not performed any non-audit services for us.
Audit Committee Pre-Approval Policy
All audit, tax, and other services to be performed for us by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Audit Committee at its next meeting. During 2017, all services performed by Peterson Sullivan LLP were pre-approved by the Audit Committee in accordance with this policy.

OTHER BUSINESS – DISCRETIONARY AUTHORITY
While the Notice of 2018 Annual Meeting of Shareholders provides for the transaction of all other business that may properly come before the Annual Meeting, including any adjournments or postponements of the Annual Meeting, the Board knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement. If, however, other matters are properly presented at the Annual Meeting, the individuals appointed as proxies will vote your shares as they determine in their discretion to be advisable.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including consolidated financial statements and schedules, forms a part of our 2017 Annual Report that was provided to shareholders with this Proxy Statement. The Annual Report is available on our website: www.cray.com under “Company – Investors – Proxy Materials.” Additional copies of the 2017 Annual Report on Form 10‑K may be obtained without charge by writing to Michael C. Piraino, Corporate Secretary, Cray Inc., 901 Fifth Avenue, Suite 1000, Seattle, WA 98164.
By order of the Board of Directors,

Michael C. Piraino
Corporate Secretary
Seattle, Washington
April 20, 2018

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CRAY INC. 901 FIFTH AVENUE, STE.1000 SEATTLE, WA 98164 ATTN: LEGAL DEPARTMENT
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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CRAY INC.
The Board of Directors recommends that you vote FOR the following nominees:
1.	Election of Directors, each to serve a one-year term.
	Nominees:	For	Against	Abstain
	1a. Prithviraj Banerjee	☐	☐	☐
	1b. Catriona M. Fallon	☐	☐	☐			For	Against	Abstain
	1c. Stephen C. Kiely	☐	☐	☐	1f. Max L. Schireson		☐	☐	☐
	1d. Sally G. Narodick	☐	☐	☐	1g. Brian V. Turner		☐	☐	☐
	1e. Daniel C. Regis	☐	☐	☐	1h. Peter J. Ungaro		☐	☐	☐

The Board of Directors recommends that you vote FOR proposal 2:							For	Against	Abstain
2.	To vote, on an advisory and non-binding basis, to approve the compensation of our Named Executive Officers.						☐	☐	☐
The Board of Directors recommends that you vote FOR proposal 3:							For	Against	Abstain
3.	To ratify the appointment of Peterson Sullivan LLP as our independent registered public accounting firm for the year ending December 31, 2018.						☐	☐	☐
NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CRAY INC.
Annual Meeting of Shareholders
June 12, 2018, 3:00 P.M. Pacific Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Peter J. Ungaro and Brian C. Henry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of CRAY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 P.M. Pacific Time on June 12, 2018, at 901 Fifth Avenue, Fifth Avenue Conference Room, Seattle, WA 98164, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse